UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PATTERN ENERGY GROUP INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 20, 2018

To the Stockholders of Pattern Energy Group Inc.:
It is my pleasure to invite you to attend Pattern Energy Group Inc.’s 2018 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Wednesday, June 6, 2018 at the offices of the company at Embarcadero Center 3, Promenade Level, San Francisco, California. The Annual Meeting will begin promptly at 8:00 a.m., local time.
Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. Whether or not you expect to attend, please date, sign, and return your proxy card in the enclosed envelope or vote by using the Internet according to the instructions in the Proxy Statement, as soon as possible, to assure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting and follow the instructions in the Proxy Statement, you may vote your shares in person even though you have previously voted by proxy. On behalf of your Board of Directors, thank you for your continued support and interest.

Sincerely,

Name: Michael M. Garland
Title: President and Chief Executive Officer

San Francisco, CA
T 415.283.4000
www.patternenergy.com

Pattern Energy Group Inc.
Pier 1, Bay 3
San Francisco, CA 94111
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Wednesday, June 6, 2018

To the Stockholders of Pattern Energy Group Inc.:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Pattern Energy Group Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Wednesday, June 6, 2018 at 8:00 a.m. local time at the offices of the Company at Embarcadero Center 3, Promenade Level, San Francisco, California, for the following purposes:
    1.    To elect seven directors to serve until the 2019 Annual Meeting of Stockholders.
2.    An advisory vote to approve executive compensation.
3.     To transact such other business as may properly come before the meeting or any adjournment thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 12, 2018. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Kim H. Liou
Corporate Secretary

San Francisco, California
April 20, 2018

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote as soon as possible. We encourage you to vote via the Internet. For further details, see “Questions and Answers about This Proxy Material and Voting.”

Pattern Energy Group Inc.
Pier 1, Bay 3
San Francisco, CA 94111

PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 6, 2018
AVAILABILITY OF PROXY MATERIALS
This Proxy Statement and proxy card are furnished in connection with the solicitation of proxies to be voted at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Pattern Energy Group Inc., referred to herein as the “Company,” “we,” “our,” “us,” “our company,” or “Pattern Energy,” which will be held on Wednesday, June 6, 2018, at 8:00 a.m. local time at the offices of the Company at Embarcadero Center 3, Promenade Level, San Francisco, California.
On or about April 24, 2018, we will mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K via the Internet and vote online. As a result, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice and may request a printed set of the proxy materials by mail or electronically from such website. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

EXPLANATORY NOTE
For Canadian securities law purposes, we are an “SEC foreign issuer.” As such, we will satisfy applicable Canadian securities laws relating to information circulars, proxies and proxy solicitation if we comply with the requirements of applicable U.S. federal securities laws, file our proxy materials with the Canadian securities regulatory authorities and send our proxy materials to Canadian stockholders in the manner and at the time required by U.S. federal securities laws and any requirements of the NASDAQ Global Select Market (“NASDAQ”). This Proxy Statement is prepared in accordance with such requirements of U.S. federal securities laws.
All monetary amounts shown in this Proxy Statement are expressed in United States dollars unless otherwise expressly noted.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why is the Company soliciting my proxy?
You have received these proxy materials because the board of directors of the Company is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.
Who can vote at the Annual Meeting?
Only stockholders of record who owned shares of our Class A common stock ("Class A Common Stock" or "Common Stock") at the close of business on April 12, 2018 will be entitled to vote at the Annual Meeting. On this record date, there were 98,096,760 shares of Common Stock outstanding. The holders of shares of Common Stock have the right to one vote for each share they held as of the record date.
In accordance with Delaware law, a list of stockholders of record entitled to vote at the Annual Meeting will be available at the place of the Annual Meeting on June 6, 2018 and will be accessible for 10 days prior to the Annual Meeting at our principal place of business, Pier 1, Bay 3, San Francisco, CA 94111, between the hours of 9:00 a.m. and 5:00 p.m. local time.
How many votes do I have?
Each share of Common Stock that you own entitles you to one vote.
What am I voting on?
There are two matters scheduled for a vote:

•	Election of directors; and

•	An advisory vote to approve executive compensation.

How do I vote?
If on April 12, 2018, your shares were registered directly in your name with our stock transfer agent, Computershare, then you are a stockholder of record. Stockholders of record may vote by using the Internet, by telephone, or by mail as described below. Stockholders also may attend the Annual Meeting and vote in person. If you hold shares through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.
Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via telephone or Internet.

•
You may vote by using the Internet at www.envisionreports.com/PEGI and following the instructions for Internet voting on the proxy card mailed to you. Internet voting is available 24 hours a day and will be accessible until 1:00 a.m. Eastern Time on June 6, 2018. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•
You may vote by telephone by calling 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Telephone voting is available 24 hours a day and will be accessible until 1:00 a.m. Eastern Time on June 6, 2018. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail by completing and mailing in a paper proxy card as outlined in this Proxy Statement.

•	You may vote in person at the meeting, by delivering a completed proxy card or by completing a ballot, which will be available at the meeting.

If your shares are held by your broker as your nominee (that is, in “street name”), you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Who is paying for this proxy solicitation?
The Company will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
What is “householding” and how does it affect me?
The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Pattern Energy stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.”
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate copy of this Proxy Statement and our Annual Report on Form 10-K, you may (1) notify your broker, (2) direct your written request to: Pattern Energy Group Inc., Attn: Corporate Secretary, Pier 1, Bay 3, San Francisco, CA 94111, or (3) contact our Investor Relations department by telephone at 415-283-4000. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of this Proxy Statement and our Annual Report on Form 10-K to a stockholder at a shared address to which a single copy of the documents was delivered.
Where may I request an additional copy of this Proxy Statement or the Company’s Annual Report?
Any stockholder of record who wishes to receive an additional copy of this Proxy Statement or our Annual Report on Form 10-K as filed with the SEC without charge may (i) call the Company at 415-283-4000 or (ii) mail a request to: Pattern Energy Group Inc., Pier 1, Bay 3, San Francisco, CA 94111, Attention: Corporate Secretary, and we will promptly deliver the requested materials to you upon your request. You may also obtain our Annual Report on Form 10-K, as well as this Proxy Statement, on the SEC’s website (www.sec.gov), on the SEDAR website of the Canadian Securities Administrators (www.sedar.com), or on our investor relations website at investors.patternenergy.com under "Invest - Financials - SEC Filings."
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted (i) “For” the election of all nominees for director and (ii) “For” approval, on an advisory and non-binding basis, of the compensation for our named executive officers as disclosed in this Proxy Statement. However, if you are not a record holder, such as where your shares are held through a broker, nominee, fiduciary or other custodian, you must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order for your shares to be properly voted. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his/her best judgment.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of these ways:

•	You may submit another properly completed proxy card with a later date;

•	You may re-vote by Internet, as instructed above;

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at Pier 1, Bay 3, San Francisco, California 94111; or

•	You may attend the Annual Meeting, asking that your proxy be revoked, and voting in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” votes, “Against” votes, abstentions, and broker non-votes with respect to each of the election of directors and the advisory vote to approve executive compensation.
If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under applicable rules on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Neither of the proposals being put before stockholders are considered “discretionary.” Each of (i) Proposal 1 (election of directors), whether contested or uncontested and (ii) Proposal 2 (advisory vote to approve executive compensation) is considered “non-discretionary,” and therefore brokers are not permitted to vote your shares held in street name for any of such proposals in the absence of instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the Annual Meeting in the manner that you choose.
How many votes are needed to approve each proposal?
For Proposal 1, the election of directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes and abstentions will have no effect. The board of directors has adopted a majority voting policy pursuant to which if a nominee fails to receive “For” votes in an amount that exceeds the “Against” and/or “Withheld” votes in an election that is not a contested election, the nominating, governance and compensation committee shall make a recommendation to the board of directors as to whether to accept or reject the resignation of such director. See “Board of Directors and Corporate Governance - Majority Voting Policy.”
To be approved, Proposal 2 providing an advisory vote to approve executive compensation, must receive a “For” vote from the majority of all shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if a majority of all shares of Common Stock outstanding on April 12, 2018, the record date, are represented at the Annual Meeting present in person or by proxy. If there are not enough shares of Common Stock present both in person and by timely and properly submitted proxies to constitute a quorum, the Annual Meeting may be adjourned until such time as a sufficient number of shares of Common Stock are present. On the record date, there were 98,096,760 shares of Common Stock outstanding and entitled to vote.
Your shares of Common Stock will be counted for purposes of determining if there is a quorum if you properly cast your vote or a proxy card has been properly submitted by you or on your behalf. Proxies received but marked as “abstentions” and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.
 Is voting confidential?
We will keep all the proxies, ballots and voting tabulations private. We only let our inspector of election, Computershare, examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet other legal requirements. We will, however, forward to management any written comments you provide on the proxy card or through other means.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be available on a Current Report on Form 8-K filed with the SEC within four business days after the end of the Annual Meeting.

A Note About the Company Website
Although we include references to our website (investors.patternenergy.com) throughout this Proxy Statement, information that is included on our website is not incorporated by reference into, and is not a part of, this Proxy Statement. Our website address is included as an inactive textual reference only.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
BOARD OF DIRECTORS
Our board of directors consists of seven members. Each director will be elected annually to serve until his or her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal. See “Proposal 1 - Election of Directors.” The ages of our directors set forth below are as of December 31, 2017.

Name	Age	Position(s) Held
Alan R. Batkin	73	Director, Chairman(1)(2)(3)
Patricia S. Bellinger	56	Director (1)(2)(3)
The Lord Browne of Madingley	69	Director (2)
Michael M. Garland	67	Director, President and Chief Executive Officer
Douglas G. Hall	68	Director (1)(3)
Michael B. Hoffman	67	Director
Patricia M. Newson	61	Director (1)(3)

(1) As of April 20, 2018, member of Audit Committee. Ms. Bellinger was appointed as a member of such committee in October 2017.
(2) As of April 20, 2018, member of Nominating, Governance and Compensation Committee. Lord Browne was appointed as a member of such committee effective in June 2017.
(3) As of April 20, 2018, member of Conflicts Committee.

Alan R. Batkin
Mr. Batkin is chairman and chief executive officer of Converse Associates, Inc., a strategic advisory firm. He has served as a member and chairman of our board of directors since October 2013. Mr. Batkin serves on the boards of Cantel Medical Corp. and Omnicom Group, Inc. During the past five years he has also served on the board of Hasbro, Inc. He was vice chairman of Eton Park Capital Management, L.P., from 2007 to 2012. Prior thereto, he was the vice chairman of Kissinger Associates, Inc. from 1990 until 2006. He is an overseer, trustee or board member of a number of non-profit organizations, including, among others, the International Rescue Committee, the Brookings Institution, the Mailman School of Public Health of Columbia University, the Massachusetts General Hospital Center for Global Health and the New York City Police Foundation. We believe Mr. Batkin’s extensive public company, energy industry and leadership experience enables him to provide essential guidance to our board of directors and our management team.
Patricia S. Bellinger
Ms. Bellinger has served as a member of our board of directors since October 2013. Ms. Bellinger is a senior fellow at Harvard Kennedy School’s Center for Public Leadership as well as an adjunct lecturer at Harvard Kennedy School. She currently serves on the board of Sodexo SA and previously served on the board of Nordic Windpower Inc. from 2008 to 2010. Before joining Harvard Kennedy School, Ms. Bellinger was the executive director of executive education at Harvard Business School from 2011 to 2013, where she managed a $150 million portfolio of programs. Prior to joining Harvard Business School, Ms. Bellinger was group vice president at British Petroleum from 2000 to 2007, where she oversaw leadership development programs and established and led British Petroleum’s global diversity and inclusion transformation. Ms. Bellinger has a leadership role in a number of non-profit organizations, including uAspire. We believe Ms. Bellinger’s extensive public company, energy industry and leadership experience enables her to provide essential guidance to our board of directors and our management team.
The Lord Browne of Madingley
The Lord Browne of Madingley has served as a member of our board of directors since October 2013. Lord Browne is chairman of L1 Energy and chairman of Huawei (UK), and serves on the board of IHS Markit Ltd. Prior to joining L1 Energy in March 2015, Lord Browne was a partner at Riverstone Holdings LLC, an energy and power-focused private equity firm (“Riverstone”) for eight years. Lord Browne spent 41 years at British Petroleum, holding various senior management positions during that time. In 1991, he joined the board of The British Petroleum Company plc and was appointed group chief executive in 1995 and remained in this position until May 2007. Lord Browne was chairman of the advisory board of Apax Partners LLC from 2006 to 2007, a non-executive director of Goldman Sachs from 1999 to 2007, a non-executive director of Intel Corporation from 1997 to 2006, a trustee of The British Museum from 1995 to 2005, a member of the supervisory board of DaimlerChrysler AG from 1998 to 2001 and a non-executive director of SmithKline Beecham from 1996 to 1999.
Lord Browne was the president of the Royal Academy of Engineering from 2006 to 2011 and is chairman of the trustees of the Queen Elizabeth prize for engineering. He is a fellow of the Royal Society and a foreign member of the U.S. Academy of Arts and Sciences. He was appointed a trustee of the Tate Gallery in August 2007 and chairman of the trustees in January 2009. He is also a member of the board of governors of the Folger Shakespeare Library in Washington, D.C. He was the chairman of the Independent Review of Higher Education Funding and Student Finance, which published its report in October 2010. He was the UK Government’s lead non-executive board member from June 2010 to January 2015. He was knighted in 1998 and made a life peer in 2001. We believe Lord Browne’s extensive leadership and financial and energy industry expertise enables him to contribute significant managerial, strategic and financial oversight skills to our board of directors.
Michael M. Garland
Mr. Garland has served as our president and chief executive officer and as a member of our board of directors since October 2012. Prior to joining our company, Mr. Garland served as president of Pattern Energy Group LP (“Pattern Development 1.0”) since June 2009, a position he continues to hold. Mr. Garland has also served as the president of Pattern Energy Group 2 LP ("Pattern Development 2.0") since December 2016. Prior to joining Pattern Development 1.0, Mr. Garland was a partner of Babcock & Brown from 1986 to 2009, where he initiated and managed project finance activities, energy development and energy investment, and led Babcock & Brown’s North American Infrastructure Group. Prior to that, Mr. Garland worked for the State of California as Chief of Energy Assessments from 1975 to 1986. Mr. Garland currently serves on the board of directors of SteelRiver Infrastructure Fund North America, GP. We believe Mr. Garland’s extensive leadership experience enables him to play a key role in all matters involving our board of directors and contribute an additional perspective from the energy industry.
Douglas G. Hall
Mr. Hall has served as a member of our board of directors since October 2013. Mr. Hall was a managing director at RBC Capital Markets covering public and private capital raising, mergers and acquisitions support and strategic advisory assignments for diversified industry groups from 1979 until his retirement in 2005. Mr. Hall is currently a director of Metamaterial Technologies and Stanfield's, a member of the Advisory Board of Southwest Properties, and Chair of the Independent Review Committee of Purpose Investments. We believe Mr. Hall’s experience in investment banking as well as his experience and understanding of financial and disclosure matters enables him to provide essential guidance to our board of directors and our management team.
Michael B. Hoffman
Mr. Hoffman has served as a member of our board of directors since October 2012. Mr. Hoffman is a partner of Riverstone, where he is principally responsible for investments in power and renewable energy for Riverstone’s funds and is based in New York. Mr. Hoffman is head of Riverstone’s Renewable Energy Funds I and II. Before joining Riverstone in 2003, Mr. Hoffman was senior managing director and head of the mergers and acquisitions advisory business of The Blackstone Group for 15 years, where he also served on the firm’s principal group investment committee as well as its executive committee. Prior to joining Blackstone, Mr. Hoffman was managing director and co-head of the mergers and acquisitions department of Smith Barney, Harris Upham & Co. Mr. Hoffman is chairman of the board of directors of Onconova Therapeutics Inc., on the board of directors of Talen Energy Corporation, and a director of the general partner of Enviva Partners, LP. His non-profit board affiliations include Rockefeller University. We believe Mr. Hoffman’s extensive leadership, energy industry and financial expertise enables him to contribute significant managerial, strategic and financial oversight skills to our board of directors.
Patricia M. Newson
Ms. Newson has served as a member of our board of directors since October 2013. Ms. Newson currently is a director of Wolf Midstream Inc. Ms. Newson retired in 2011 from AltaGas Ltd. as president of the utility division and was previously president and chief executive officer of AltaGas Utility Group Inc. from 2005 to 2009, and senior vice president finance and chief financial officer of AltaGas Income Trust from 1996 to 2006. Her previous board experience includes the Quality Urban Energy Systems of Tomorrow (QUEST), Alberta Electric System Operator, Brookfield Residential Properties Inc., Brookfield Asset Management Inc., AltaGas Utility Group Inc., Long Run Exploration Inc., Guide Exploration Inc., Heritage Gas Limited, Inuvik Gas Ltd., and the Canadian Gas Association. Ms. Newson is a Fellow Chartered Accountant. We believe Ms. Newson’s public company and energy industry experience as well as her experience and understanding of financial accounting, finance and disclosure matters enables her to provide essential guidance to our board of directors and our management team.

BOARD LEADERSHIP STRUCTURE
Our board of directors does not have a formal policy with respect to whether our Chief Executive Officer (CEO) should also serve as our chairman of the board (Chairman). Currently, Michael M. Garland is our Chief Executive Officer, and Alan R. Batkin is our Chairman. Our board of directors believes that its current leadership structure best promotes the board’s objective to effectively oversee management, the ability of our board of directors to carry out its roles and responsibilities on behalf of the stockholders, and our Company’s overall corporate governance. Our board of directors also believes that the current separation of the Chairman and Chief Executive Officer roles allows Mr. Garland to develop and execute the Company’s corporate strategy and focus on day-to-day operations and company performance while leveraging Mr. Batkin’s experience and independence. Our board of directors periodically reviews the leadership structure and may make changes in the future.
MAJORITY VOTING POLICY
Our board of directors has adopted a majority voting policy for uncontested director elections. Under such policy, in order for a person to become a nominee for election to the board of directors, such person must submit an irrevocable resignation, contingent on both (i) that person not receiving a “for” vote that exceeds the “against” and/or “withheld” vote in an election that is not a contested election and (ii) acceptance of that resignation by the board of directors in accordance with the policies and procedures of the board of directors adopted for such purpose. In the event a director nominee fails to receive a “for” vote that exceeds the “against” and/or “withheld” vote in an election that is not a contested election, the nominating, governance and compensation committee shall make a recommendation to the board of directors as to whether to accept or reject the resignation of such director. The board of directors shall act on the resignation, taking into account the recommendation of the nominating, governance and compensation committee, and publicly disclose its decision, including, if the resignation is rejected, the rationale for that decision. The nominating, governance and compensation committee in making its recommendation, and the board of directors in making its decision, may each consider all factors and information that they consider relevant and appropriate. The policy provides that the nominating, governance and compensation committee and the board of directors will consider these matters without the participation of the nominee in question. If the board of directors accepts a director’s resignation pursuant to this standard, then the board of directors may fill the resulting vacancy pursuant to the amended and restated bylaws of the Company.
At the Annual Meeting, the director nominees will be voted on individually and the voting results for each nominee will be publicly disclosed by us in a news release and on a Current Report on Form 8-K filed with the SEC, and with the Canadian securities administrators on their SEDAR website (www.sedar.com).

CORPORATE GOVERNANCE AND BOARD MATTERS
Independence of the Board of Directors
As required under the listing standards of the NASDAQ, a majority of the members of a NASDAQ-listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors, or delegated committee. Consultations are made with counsel to ensure that such determinations are consistent with all relevant laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.
The nominating, governance and compensation committee has reviewed the directors’ responses to a questionnaire asking about their transactions, relationships and arrangements with the Company (and those of their immediate family members) and other potential conflicts of interest. Other than as set forth in this Proxy Statement, these questionnaires did not disclose any transactions, relationships, or arrangements that question the independence of our directors. After reviewing this information, under the NASDAQ Stock Market Rules, we have determined that all of our directors are independent directors, except Mr. Garland because he is an employee and the Board did not make an independence determination with respect to Mr. Hoffman. The NASDAQ independence definitions include a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with the Company.
We currently qualify as an SEC foreign issuer under Canadian securities laws and are exempt from, among other things, requirements under those laws to (i) have an audit committee of at least three people consisting solely of independent directors, and (ii) disclose annually the extent to which we comply with certain recommendations of the Canadian Securities Administrators regarding, among other corporate governance matters, the composition of our board of directors and of committees of our board of directors, the director nomination process, director term limits, and information regarding the representation of women in director and executive officer positions.
A director is considered to be independent for the purposes of Canadian securities laws if the director has no direct or indirect material relationship to the Company. A “material relationship” is a relationship that could, in the view of the board, be reasonably expected to interfere with the exercise of a director’s independent judgment. Certain individuals, such as current or former (within three years) employees and executive officers of the Company or a parent or subsidiary of the Company, or persons having certain other specified relationships or having engaged in certain transactions with us, are deemed by Canadian securities laws to have a material relationship with the Company. Under Canadian securities laws, Mr. Garland is a non-independent director.
Information Regarding the Board of Directors and its Committees
The board of directors met 11 times during 2017. As required under NASDAQ listing standards, our directors meet in regularly scheduled executive sessions. Such executive sessions include sessions at which only the directors (including directors who are members of management) are present, a second session where only non-management directors are present, and then a session where only the directors who are independent under the requirements of both the NASDAQ Stock Market Rules and Canadian securities laws are present. The board has an audit committee, a conflicts committee, and a nominating, governance and compensation committee. The following table provides for each of the board committees, membership information as of April 20, 2018, as well as meeting information during 2017:

Name	Audit	Conflicts	Nominating, Governance and Compensation
Alan Batkin	Interim Chair (1)	Member	Member
Patricia Bellinger	Member (2)	Member	Chair
The Lord Browne of Madingley	—	—	Member (3)
Michael Garland	—	—	—
Douglas Hall	Member	Chair	—
Michael Hoffman	—	—	—
Patricia Newson	Member (4)	Member (4)	—
Total meetings held in fiscal year 2017	7	10	6

(1)	Mr. Batkin was appointed as interim chair of the audit committee in October 2017.

(2)	Ms. Bellinger was appointed as a member of the audit committee in October 2017.

(3)
Lord Browne was appointed as a member of the nominating, governance and compensation committee effective in June 2017. Lord Browne served as a member of the conflicts committee from August 2017 through April 2018.

(4)	Ms. Newson stepped down as a member of each of the audit committee (including as chair) and conflicts committee in October 2017, and was re-appointed as a member of such committees in March 2018.

Each board member attended at least 75% of the aggregate of the total number of meetings of the board and meetings held by all committees on which such board member served during fiscal 2017. Our corporate governance guidelines provide that directors are also expected to attend the Company’s annual meeting of stockholders. All directors attended the 2017 annual meeting of stockholders.
Below is a description of each committee of the board of directors. The nominating, governance and compensation committee has determined that each member of the audit, conflicts, and nominating, governance and compensation committees meets the applicable rules and regulations regarding “independence” under both the NASDAQ and Canadian requirements and that each such member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
Our audit committee’s role and responsibilities are set forth in the committee’s written charter and the Company’s corporate governance policy and include:

•	approving and retaining the independent auditors to conduct the annual audit of our financial statements;

•	reviewing and pre-approving the audit and allowable non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	preparing the audit committee report in our annual proxy statement;

•	establishing procedures for complaints received by us regarding accounting matters;

•	overseeing internal audit function; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including adequacy of its written charter.

Our audit committee charter can be found on our investor relations website at investors.patternenergy.com under "Invest - Governance." As of the date of this proxy statement, Mr. Batkin, Ms. Bellinger, Mr. Hall and Ms. Newson serve on the audit committee of the board of directors. Mr. Batkin was appointed as interim chair of the audit committee and Ms. Bellinger was appointed as a member of the audit committee each in October 2017. Ms. Newson stepped down as a member of the audit committee (including as chair) in October 2017, and was re-appointed as a member of such committee in March 2018.
The nominating, governance and compensation committee annually reviews both Securities Exchange Act Rule 10A-3 and the NASDAQ listing standards definition of independence for audit committee members and has determined that all members of our audit committee are independent (as independence is currently defined in such standards). The board of directors concurred with the determination by the audit committee that Mr. Batkin and Ms. Newson are audit committee financial experts as defined by Item 407(d) of Regulation S-K. The board made a qualitative assessment of Mr. Batkin’s level of knowledge and experience based on a number of factors, including his experience as a Certified Public Accountant with Coopers & Lybrand (predecessor firm of PricewaterhouseCoopers), and as a member of the audit committee of various public companies. The board made a qualitative assessment of Ms. Newson's level of knowledge and experience based on a number of factors, including her experience as a Chartered Accountant with Ernst & Young, as Chief Financial Officer of AltaGas Income Trust, and as a member of the audit committee of multiple public companies.
Nominating, Governance and Compensation Committee
Our nominating, governance and compensation committee’s role and responsibilities are set forth in the committee’s written charter and the Company’s corporate governance policy and include:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the board of directors;

•	overseeing the annual evaluation of our board of directors and management;

•	recommending members for each board committee to our board of directors;

•	reviewing and monitoring our corporate governance guidelines and code of business conduct and ethics;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•	reviewing and monitoring actual and potential conflicts of interest of members of our board of directors and officers;

•	approving the independence of members of committees required to have independent members;

•	overseeing the development and implementation of our compensation philosophy and our benefits policies generally;

•	making recommendations to the board regarding adoption of equity-based compensation plans and other incentive compensation plans that are subject to board and/or stockholder approval;

•	overseeing administration of our equity compensation and other incentive compensation plans;

•
reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other senior executive officers, as well as evaluating their performance in light of the compensation program objectives;

•	making recommendations to the board regarding the compensation, benefits and other employment arrangements for our chief executive officer and our other senior executive officers;

•	overseeing compensation-related risk, stock ownership guidelines, and succession planning for our executive officers;

•	reviewing and recommending compensation goals and bonus and equity compensation criteria for our employees;

•	reviewing and recommending compensation programs for non-employee directors;

•	engaging and approving payment of compensation consultants to assist the committee in discharging its responsibilities; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including adequacy of its written charter.

A more detailed description of the committee’s functions can be found in our nominating, governance and compensation committee charter. The charter is published on our investor relations website at investors.patternenergy.com under "Invest - Governance." As of the date of this proxy statement and as of December 31, 2017, Mr. Batkin, Ms. Bellinger, and Lord Browne serve on the nominating, governance and compensation committee of the board of directors. Lord Browne was appointed a member of the nominating, governance and compensation committee effective in June 2017. All members of the committee are independent (as independence is currently defined in the NASDAQ listing standards and the Canadian requirements).
Generally during the first quarter of each year, the committee reviews and makes recommendations to the board of directors regarding compensation for our senior executive officers, including our named executive officers, and for the pool of employees other than our senior executive officers. Mr. Garland, our principal executive officer, does not participate in the determination of his own compensation, but he makes recommendations to the committee regarding the amount and form of compensation of the other senior executive officers.
Our nominating, governance and compensation committee also reviews and discusses annually with management our “Compensation Discussion and Analysis.”
The nominating, governance and compensation committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the board or the nominating, governance and compensation committee for consideration. If a stockholder wishes to recommend a director candidate for consideration by the nominating, governance and compensation committee, the stockholder recommendation should be delivered to our corporate secretary at our principal executive offices, and must include information regarding the candidate and the stockholder making the recommendation. In evaluating candidates for the board, the nominating, governance and compensation committee may consider all factors it deems relevant, including the competencies and skills that the board considers to be necessary for the board as a whole to possess, the competencies and skills that the board considers each existing director to possess, and the competencies and skills each new nominee will bring to the boardroom. The nominating, governance and compensation committee shall also consider the amount of time and resources that nominees have available to fulfill their duties as a board member. In addition, the corporate governance guidelines indicate additional factors to consider include diversity, age, issues of judgment, and length of term served.
Conflicts Committee
Our conflicts committee reviews specific matters that the board of directors believes may involve conflicts of interest arising from material transactions with either Pattern Development 1.0 or Pattern Development 2.0 (together, the "Pattern Development Companies") or their respective affiliates, and certain other matters the board determines to submit to the conflicts committee for review. We are required to seek the recommendation of the conflicts committee for any transaction involving the sale of a project from either of the Pattern Development Companies to us or for any amendments to the Multilateral Management Services Agreement among the Company and each of the Pattern Development Companies, and such recommendation is considered by the board of directors as they evaluate approval of the matter. The conflicts committee will determine if the resolution of the conflicts of interest in the relevant matter is fair and reasonable to us. The nominating, governance and compensation committee must unanimously determine that nominees for this committee meet the applicable independence requirements under both the NASDAQ and Canadian requirements. In addition, the board of directors must affirm the nominating, governance and compensation committee’s independence determinations before it places nominees on the committee. The members of the conflicts committee may not be officers or employees of either of the Pattern Development Companies or their respective affiliates, including Riverstone (which is the manager of funds which own interests in the Pattern Development Companies). As of the date of this proxy statement, Mr. Batkin, Ms. Bellinger, Mr. Hall and Ms. Newson serve on the conflicts committee of the board of directors. Ms. Newson stepped down as a member of the conflicts committee in October 2017, and was re-appointed as a member of such committee in March 2018. Lord Browne served as a member of the conflicts committee from August 2017 through April 2018. Lord Browne did not participate in matters relating to the review by the conflicts committee of material transactions or agreements proposed to be entered into by us and/or our controlled affiliates with Pattern Development 1.0.
NOMINATING, GOVERNANCE AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Each of Ms. Bellinger, Mr. Batkin and Lord Browne served on the nominating, governance and compensation committee of the board of directors during 2017. None of the members of the nominating, governance and compensation committee was at any time during the 2017 fiscal year (or at any other time) an officer or employee of the Company. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or nominating, governance and compensation committee.
RISK OVERSIGHT MANAGEMENT
Our board is responsible for ensuring that processes are in place to identify the principal risks of the Company’s businesses and ensuring that appropriate systems to measure and manage these risks are properly implemented. Our board provides risk oversight for our entire company by receiving risk assessments, and discussing these assessments with management. The board’s overall risk oversight is supplemented by the various committees. The audit committee discusses with management and our independent registered public accounting firm our risk management guidelines and policies, our major financial risk exposures and the steps taken to monitor and control such exposures. Our nominating, governance and compensation committee oversees risks related to our compensation programs and discusses with management its annual assessment of our employee compensation policies and programs. Our conflicts committee oversees risks related to related party transactions with either of the Pattern Development Companies and discusses with management risks related to acquisitions from and the multilateral management services agreement with each of the Pattern Development Companies.
In 2016, an internal risk committee comprising a cross section of executives with focus in various subject matters was formed. The risk committee meets quarterly to assess internal and external risks to the business, together with any mitigation plan, and provides reports to the audit committee and board.
STOCKHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS
Stockholders and interested parties may communicate with our board of directors by sending correspondence to the board of directors, a specific committee of our board of directors or a director c/o our Corporate Secretary, at Pattern Energy Group Inc., Pier 1, Bay 3, San Francisco, California 94111.

Our Corporate Secretary reviews all communications to determine whether the contents include a message to a director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable director or directors at each regularly scheduled meeting. The Corporate Secretary will alert individual directors to items that warrant a prompt response from the individual director prior to the next regularly scheduled meeting. Items warranting prompt response, but not addressed to a specific director, will be routed to the applicable committee chair.

CODE OF BUSINESS CONDUCT AND ETHICS
The Company has adopted the Pattern Energy Group Inc. Code of Business Conduct and Ethics that applies to all directors, officers and employees. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver in its public filings, as required by law or securities market regulations. Certain minor non-substantive amendments to the Code of Business Conduct and Ethics were adopted in August 2017. A copy of the current Code of Business Conduct and Ethics is available on our investor relations website at investors.patternenergy.com under "Invest - Governance."
CORPORATE GOVERNANCE GUIDELINES
The board has developed corporate governance guidelines to help it fulfill its responsibilities to stockholders. A copy is available on our investor relations website at investors.patternenergy.com under "Invest - Governance." The purpose of the corporate governance guidelines is to assist the board in the exercise of its responsibilities and to provide a concise description of the corporate governance obligations, principles and practices of the board. In August 2017, the corporate governance guidelines were amended to provide that the board of directors would continue to maintain a conflicts committee until such time as the independent directors determined that it was no longer necessary or advisable to maintain a conflicts committee. In addition, the corporate governance guidelines were clarified to provide that, in addition to Pattern Development 1.0, the conflicts committee was responsible for reviewing transactions or agreements proposed to be entered into by the Company with Pattern Development 2.0, as well.
STOCK OWNERSHIP POLICY FOR DIRECTORS
The corporate governance guidelines also provide that the board believes that directors should hold meaningful equity ownership positions in the Company. Until the Company's independent directors under both the NASDAQ and Canadian requirements have accumulated shares of our Common Stock with a market value equal to three times such director’s annual retainer (which shall include each board member’s base annual retainer amount and the board chairman’s incremental retainer, but not the committee chairs’ incremental retainers or the per meeting fees), a minimum of 65% of such annual retainer will be payable in the form of shares of our Common Stock or restricted stock units in lieu of cash. As of March 31, 2018, each of the Company's independent directors under both the NASDAQ and Canadian requirements have met the stock ownership policy standards. However, each of such independent directors have elected to continue to receive at least 65% of the annual retainer paid in the form of shares or restricted stock units.
NON-EMPLOYEE DIRECTOR COMPENSATION
Our director compensation program provides that only our independent directors receive fees for serving as directors. They receive an annual retainer of (i) $125,000 and (ii) $15,000 annually for each committee chair held (except that the chair of our audit committee receives $20,000). Our chairman of the board also receives an additional annual retainer of $100,000. A minimum of 65% of the annual retainer (as described above) paid to each of our independent directors will be paid in our shares of Common Stock or restricted stock units until such independent director accumulates $375,000 (and, in the case of Mr. Batkin, $675,000) in shares of Common Stock or restricted stock units. In addition, such independent directors receive $1,500 for each committee meeting attended (or $1,000 if such committee meeting is telephonic). Amounts paid to our independent directors in cash and stock awards for 2017, as set forth in the table below, were based on this program and elections made by the independent directors as noted below.
2017 Director Compensation. The following table sets forth information about the compensation of each person who served as a director during the 2017 fiscal year, other than our Chief Executive Officer, Mr. Garland, who did not receive separate compensation for his services as a director. Non-employee directors may defer all of the restricted stock unit awards they receive in connection with their service (together with dividend equivalents on such awards) until such time as their service as a director has terminated.

Name	Fees Paid in Cash ($)	Stock Awards ($)(7)(8)	Total ($)
Alan Batkin (1)	64,500	195,008	259,508
Patricia Bellinger (2)	83,646	81,258	164,904
The Lord Browne of Madingley(3)	3,500	72,936	76,436
Douglas Hall (4)	36,500	125,011	161,511
Michael Hoffman(5)	—	—	—
Patricia Newson (6)	60,168	125,011	185,179

(1)
In 2017, Mr. Batkin had elected to receive 100% of his annual retainer in the form of deferred restricted stock units. In addition, in 2017, Mr. Batkin accrued 2,235 deferred restricted stock units ($50,429) in dividend equivalents.

(2)
In 2017, Ms. Bellinger had elected to receive 65% of her annual retainer in the form of deferred restricted stock units. In addition, in 2017, Ms. Bellinger accrued 1,023 deferred restricted stock units ($23,114) in dividend equivalents.

(3)
In June 2017, following the determination of Lord Browne to be an independent director, Lord Browne elected to receive 100% of his pro rated annual retainer in the form of shares of our Common Stock. In addition, in 2017, Lord Browne received $1,884 in dividends upon the release of previous stock awards accumulated between their grant date and the release date.

(4)
In 2017, Mr. Hall had elected to receive 100% of his annual retainer in the form of deferred restricted stock units. In addition, in 2017, Mr. Hall accrued 1,432 deferred restricted stock units ($32,328) in dividend equivalents.

(5)
Although he is a non-employee director, Mr. Hoffman did not receive compensation in 2017 for his services as a director. As described in the above section, the board did not make an independence determination with respect to Mr. Hoffman.

(6)
In 2017, Ms. Newson had elected to receive 100% of her annual retainer in the form of deferred restricted stock units. In addition, in 2017, Ms. Newson accrued 1,432 deferred restricted stock units ($32,328) in dividend equivalents.

(7)
This column represents the grant date fair value for stock awards granted to the director in 2017, computed in accordance with Accounting Standards Codification 718, Compensation - Stock Compensation ("FASB ASC Topic No. 718"). For additional information, see Note 15 of the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 1, 2018, for a discussion of our assumptions in determining the grant date fair values of equity awards. As of December 31, 2017, no non-employee director had any outstanding option awards or unvested stock awards.

(8)
The aggregate number of shares underlying stock awards outstanding as of December 31, 2017 for each of Mr. Batkin, Ms. Bellinger, Lord Browne, Mr. Hall, Mr. Hoffman, and Ms. Newson were 31,558, 14,464, nil, 20,230, nil, and 20,230, respectively. No information is provided for Mr. Garland who is an employee director and does not receive compensation for his services as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us regarding beneficial ownership of our voting securities as of March 31, 2018 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.
This table lists applicable percentage ownership based on 98,096,760 shares of Common Stock outstanding as of March 31, 2018. Shares issuable upon exercise of options to purchase shares of our Common Stock that are exercisable within 60 days of March 31, 2018 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

	Beneficial Ownership
Name and Address of Beneficial Owner	Shares of Common Stock	Percent of Total Outstanding Common Stock
5% Stockholders
Public Sector Pension Investment Board(1) 1250 Rene-Levesque Boulevard West, Suite 1400 Montreal, Quebec, Canada H3B 5E9	9,341,025	9.5%
Pattern Renewables LP and Pattern Development Finance Company LLC(2) Pier 1, Bay 3 San Francisco, CA 94111	7,351,962	7.5%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	7,454,933	7.6%
Blackrock, Inc. (4) 55 East 52nd Street New York, NY 10055	6,756,030	6.9%

Directors and Named Executive Officers
Alan R. Batkin (5) (17)	37,609	*
Patricia S. Bellinger (6) (17)	15,425	*
The Lord Browne of Madingley (7)	18,379	*
Douglas G. Hall (8) (17)	17,935	*
Michael B. Hoffman (9)	—	*
Patricia M. Newson (10) (17)	9,878	*
Michael M. Garland (11)	581,717	*
Michael J. Lyon (12)	216,264	*
Hunter H. Armistead (13)	263,058	*
Daniel M. Elkort (14)	137,950	*
Esben W. Pedersen (15)	197,888	*
All current directors and executive officers as a group (15 persons) (16)	1,643,520	1.7%

* Less than one percent

(1)	Based on the number of shares disclosed in the Schedule 13D filed on July 3, 2017 and Form 8-K filed on October 31, 2017.

(2)
Such entities are affiliated with Pattern Development 1.0. Pattern Renewables LP is the holder of 2 shares of Common Stock and Pattern Development Finance Company LLC is the holder of 16,962,544 shares of Common Stock. R/C Renewable Energy GP II, LLC is the managing member of Riverstone/Carlyle Renewable Energy Grant GP, L.L.C., which is the general partner of R/C Wind II LP, which is the managing member of Pattern Energy Group Holdings GP LLC, which is the managing member of Pattern Energy GP, LLC, which is the general partner of Pattern Development 1.0, which is the sole member of Pattern Renewables GP LLC, which is the general partner of Pattern Renewables LP. Accordingly, each of the foregoing entities may be deemed to share beneficial ownership of the shares held by Pattern Renewables LP. Pattern Development 1.0 is the sole member of Pattern Development Finance Company LLC. As a result, R/C Renewable Energy GP II, LLC, Riverstone/Carlyle Renewable Energy Grant GP, L.L.C., R/C Wind II LP, Pattern Energy Group Holdings GP LLC, Pattern Energy GP, LLC, and Pattern Development 1.0 may be deemed to share beneficial ownership of the shares held by Pattern Development Finance Company LLC. R/C Renewable Energy GP II, LLC is managed by a five-person investment committee. Pierre F. Lapeyre, Jr., David M. Leuschen, Michael B. Hoffman, Daniel A. D’Aniello and Edward J. Mathias, as the members of the investment committee of R/C Renewable Energy GP II, LLC, may be deemed to share beneficial ownership of the shares beneficially owned by Pattern Renewables LP. Such individuals expressly disclaim any such beneficial ownership.

(3)	Based on the number of shares disclosed in the Schedule 13G filed on February 9, 2018.

(4)	Based on the number of shares disclosed in the Schedule 13G filed on January 29, 2018.

(5)
Includes 10,000 shares of Common Stock held by a trust of which Mr. Batkin is the trustee and beneficiary and 10,000 shares held by a family limited partnership of which Mr. Batkin is a partner. On January 2, 2018, the Company granted 10,470 deferred restricted stock units to Mr. Batkin.

(6)	Includes 11,000 shares of Common Stock held by Ms. Bellinger's spouse. On January 2, 2018, the Company granted 3,781 deferred restricted stock units to Ms. Bellinger.

(7)	On January 2, 2018, the Company granted 5,817 restricted stock awards that are subject to risk of forfeiture to Lord Browne.

(8)	Includes 4,000 shares of Common Stock held in a family trust. On January 2, 2018, the Company granted 5,817 deferred restricted stock units to Mr. Hall.

(9)
Mr. Hoffman is a member of the investment committee of R/C Renewable Energy GP II, LLC, and such entity may be deemed to share beneficial ownership of the shares beneficially owned by Pattern Renewables LP. The members of such investment committee, including Mr. Hoffman, have expressly disclaimed any such beneficial ownership. See footnote (2).

(10)	On January 2, 2018, the Company granted 5,817 deferred restricted stock units to Ms. Newson.

(11)
Includes 100,000 shares of Common Stock held by a trust of which Mr. Garland is the trustee and beneficiary. In addition, includes 175,012 shares of Common Stock that Mr. Garland has the right to acquire by exercise of stock options and 195,504 restricted stock awards that are subject to risk of forfeiture.

(12)	Includes 36,461 shares of Common Stock that Mr. Lyon has the right to acquire by exercise of stock options and 72,765 restricted stock awards that are subject to risk of forfeiture.

(13)
Includes 45,454 shares held by a trust of which Mr. Armistead is the trustee and beneficiary. In addition, includes 60,768 shares of Common Stock that Mr. Armistead has the right to acquire by exercise of stock options and 99,812 restricted stock awards that are subject to risk of forfeiture.

(14)	Includes 44,283 shares of Common Stock that Mr. Elkort has the right to acquire by exercise of stock options and 76,780 restricted stock awards that are subject to risk of forfeiture.

(15)	Includes 36,461 shares of Common Stock that Mr. Pedersen has the right to acquire by exercise of stock options and 77,633 restricted stock awards that are subject to risk of forfeiture.

(16)
Includes 382,154 shares of Common Stock that the Company's officers have the right to acquire by exercise of stock options and 583,972 restricted stock awards that are subject to risk of forfeiture. The number of persons includes both the named executive officers and certain other executive officers listed under "Executive Officers and Executive Compensation - Executive Officers" and their respective beneficial ownership.

(17)	Excludes deferred restricted stock units of 42,028 (Mr. Batkin), 18,245 (Ms. Bellinger), 26,047 (Mr. Hall) and 26,047 (Ms. Newson) granted through March 31, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers, and holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.
Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us and certain written representations provided to us, we believe that during the year ended December 31, 2017, and the period from January 1 to March 31, 2018, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except that a Form 4 was filed on February 2, 2018 for Ms. Patricia Bellinger to reflect shares of Common Stock accrued through dividend reinvestments in multiple transactions that occurred from October 30, 2014 through November 1, 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following sets forth a discussion of matters in which we are a participant and the amount involved exceeds $120,000, and in which current directors, executive officers, holders of more than 5% of our capital stock or any member of the immediate family of the foregoing had or will have a material interest. See also "Board of Directors and Corporate Governance - Non-employee Director Compensation" and "Executive Compensation - Employment and Severance Agreements."
Our Relationship with Public Sector Pension Investment Board

In June 2017, we entered into a strategic relationship with Public Sector Pension Investment Board (“PSP Investments”), one of Canada’s largest pension investment managers. In connection with such relationship, in addition to entering into each of the arrangements discussed below, PSP Investments acquired 8.7 million shares of our Common Stock from Pattern Development 1.0 (the “PEGI Share Acquisition”). As of March 31, 2018, PSP Investments owned approximately 9.5% of our outstanding Common Stock.

Joint Venture Agreement

On June 2017, we entered into a Joint Venture Agreement (the “Joint Venture Agreement”) with PSP Investments, pursuant to which, among other things:

–
PSP Investments will have the right to co-invest up to an aggregate amount of approximately $500,000,000 (the “PSP Investments Co-Investment Amount”) alongside us in energy projects we may acquire pursuant to our rights under the A&R PRAs (as defined below under “- Our Relationship with the Pattern Development Companies - Our Purchase Rights") (with PSP Investments acquiring, at its election on a project-by-project basis, either (x) 30% or (y) a greater percentage that we may elect to offer to PSP Investments, of our combined ownership interest in such project);

–
PSP Investments will reasonably cooperate with us to complete third party acquisitions and to arrange for or provide bridge loans and construction financing for certain projects that PSP Investments will invest in alongside us (although PSP Investments has no commitment to provide any such financing); and

–	we may add a person that has been designated by PSP Investments to our Board of Directors promptly following the PSP Compliance Date (as defined therein).

The purchase price paid by PSP Investments under each of the Meikle PSA, the MSM PSA and the PH2 PSA (each defined below) will be applied towards the PSP Investments Co-Investment Amount. Under the Joint Venture Agreement we have also agreed to, in certain limited circumstances, allow PSP Investments to cause the early termination of contracts between us and a jointly owned project, including the Sponsor Services Agreement (defined below) and the applicable MOMAs and PAAs (as defined therein) and have waived any early termination fees in those circumstances. In connection with the Joint Venture Agreement and the PEGI Share Acquisition, PSP Investments also agreed to a customary “standstill” for a period of twelve months.

Sponsor Services Agreement

On June 2017, we entered into a Sponsor Services Agreement with PSP Investments (the “Sponsor Services Agreement”), pursuant to which we will provide certain mutually agreed services to PSP Investments and its affiliates with respect to the administration of the joint ownership of the project companies that PSP Investments invests in alongside us pursuant to the Joint Venture Agreement in exchange for certain fees set forth in the Sponsor Services Agreement.

PH2 Purchase and Sale Agreement and Related Agreements

In June 2017, we entered into a Purchase and Sale Agreement (the “PH2 PSA”) with Vertuous Energy LLC (“Vertuous”) (a wholly owned subsidiary of PSP Investments), and such transaction was consummated in December 2017. Pursuant to the PH2 PSA, our affiliate sold to Vertuous a 98% membership interest in a newly-formed limited liability company (“PAN2 B2 LLC”) that holds 50% of the Class B membership interests in Panhandle Wind Holdings 2 LLC (“PH2 Holdings”) (which holds 100% of the membership interests in Pattern Panhandle Wind 2 LLC (the “PH2 Project Company”)) for consideration of approximately $58.6 million (after certain adjustments).  The PH2 Project Company operates the approximately 182 megawatt wind farm located in Carson County, Texas, which achieved commercial operation in the fourth quarter of 2014.  Immediately after the closing, our owned capacity with respect to the wind farm was approximately 75 megawatts.

In connection with the consummation of the PH2 PSA, the limited liability company agreement of PAN2 B2 LLC was amended and restated (the “A&R LLC Agreement”). An affiliate of ours and Vertuous are the members of PAN2 B2 LLC. The A&R LLC Agreement sets forth provisions relating to governing the affairs of PAN 2 B2 LLC, including with respect to (among other things) the disposition of interests by a member, the capital accounts of members, distributions and allocations among members, and the management of such LLC.

Panhandle B Member 2 LLC (the “Managing Member”), which is indirectly wholly-owned by us, acts as the managing member of PH2 Holdings. In connection with the consummation of the PH2 PSA, the Managing Member and Vertuous entered into a Voting Agreement (the “Voting Agreement”). Such Voting Agreement sets forth provisions relating to managing and operating the affairs of each of PH2 Holdings and the PH2 Project Company, including with respect to (among other things) consents required for certain actions.

In connection with the sale of the PH2 Project Company, we agreed to indemnify PSP Investments up to $5.0 million to cover PSP Investments' pro rata share of the economic impacts resulting from planned transmission outages in the Texas market until December 31, 2019.

Assignment of Registration Rights and Additional Piggyback Registration Rights

In connection with the PEGI Share Acquisition, Pattern Development 1.0 assigned to PSP Investments its existing piggyback registration rights with respect to such shares under the Registration Rights Agreement between Pattern Development 1.0 and us. In addition, in October 2017, we agreed to extend such piggyback registration rights to the 641,025 shares of our Common Stock that PSP Investments purchased in our public offering which closed on October 23, 2017.

Other Agreements with PSP Investments

See “- Our Relationship with the Pattern Development Companies - MSM Purchase and Sale Agreement” and “- Our Relationship with the Pattern Development Companies - Meikle Purchase and Sale Agreement and Related Agreements” for a description of other arrangements to which we, affiliates of PSP Investments, and affiliates of the Pattern Development Companies are also parties.

Policies and Procedures for Related Party Transactions
As provided by our conflicts committee charter, our conflicts committee is responsible for reviewing and recommending to the board whether to approve in advance any material related party transactions between the Company and either of the Pattern Development Companies or their respective affiliates. The members of our conflicts committee determine whether to recommend a related party transaction in the exercise of their fiduciary duties as directors. Related party transactions not involving the Pattern Development Companies are reviewed by the nominating, governance and compensation committee under its charter.
Our Relationship with the Pattern Development Companies
In December 2016, certain investment funds managed by Riverstone Holdings LLC, which own interests in Pattern Development 1.0, engaged in a transaction in which (a) certain assets of Pattern Development 1.0 consisting principally of early and mid-stage U.S. development assets (including the Grady project which is an identified right of first offer (ROFO) project) were transferred to a newly formed entity, Pattern Development 2.0, and (b) Pattern Development 1.0 retained the remainder of its assets consisting principally of the other identified ROFO projects, non-U.S. development assets, and its ownership interest in our Common Stock. Subsequently, in June 2017, concurrently with the entry into the strategic relationship with PSP Investments, we entered into a series of new arrangements and amendments to existing arrangements with each of Pattern Development 1.0 and Pattern Development 2.0 the purpose of which was to increase opportunities for growth with improved alignment with our core business strategy.
As of March 31, 2018, Pattern Development 1.0 owned approximately 7.5% of our outstanding Common Stock. Our continuing relationship with the Pattern Development Companies provides us with access to a pipeline of acquisition opportunities.
Our Purchase Rights
To promote our growth strategy we have entered into a purchase rights agreement with each of the Pattern Development Companies and their respective equity owners that provides us two distinct avenues to grow our business through acquisition opportunities from such companies:

•
a right of first offer with respect to power projects that such Pattern Development Company decides to sell, which we refer to together as our “Project Purchase Rights,” and separately as our "Pattern Development 1.0 Project Purchase Right" and "Pattern Development 2.0 Project Purchase Right;" and

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a right of first offer with respect to such Pattern Development Company itself, or substantially all of its respective assets, if the equity owners of such Pattern Development Company decide to sell any material portion of the equity interests in such Pattern Development Company or substantially all of its respective assets, which we refer to together as our “Pattern Development Purchase Rights,” and separately as our "Pattern Development 1.0 Purchase Right" and "Pattern Development 2.0 Purchase Right."

We refer to this collection of rights as “our Purchase Rights.” Any purchase of assets from either of the Pattern Development Companies, or of either Pattern Development Company itself, pursuant to our Purchase Rights will be subject to customary conditions precedent as well as the approval by the board of directors based on the recommendation to approve by the conflicts committee of our board of directors.
Our Project Purchase Rights
Generally, and subject to the additional descriptions below in the amended and restated agreements we have entered into with each of Pattern Development 1.0 and Pattern Development 2.0, pursuant to, and during the term of, our Project Purchase Rights, each of Pattern Development 1.0 and Pattern Development 2.0 has agreed to offer us a right of first offer with respect to power projects that it decides to sell. Under the terms of our Project Purchase Rights, once we are notified by such entity that it is seeking a purchaser for one of its projects, we shall either (a) deliver a written offer, or the “First Rights Project Offer,” to such entity to purchase its entire interest in the project setting forth our offer price, or our “Project Offer Price” and other material terms and conditions on which we propose to purchase such project, or the “Project Sale Terms,” or (b) deliver a written notice to such entity that we decline to make a First Rights Project Offer.

Pattern Development 1.0 Project Purchase Right under the Amended and Restated Pattern Development 1.0 Purchase Rights Agreement. In June 2017, we entered into the Amended and Restated Purchase Rights Agreement (the “A&R 1.0 PRA”) by and among Pattern Development 1.0, us, and Pattern Energy Group Holdings LP (solely with respect to Article IV therein) and Pattern Energy GP LLC. The A&R 1.0 PRA modified certain terms of the prior agreement by, among other things:

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Expanding our first offer rights with respect to power generation or transmission facilities or projects that Pattern Development 1.0 decides to sell (other than certain projects that have been designated for transfer to Pattern Development 2.0 by allowing us to submit a Final Rights Project Offer (as defined therein) in the event Pattern Development 1.0 rejects a First Rights Project Offer or we decline to submit a First Rights Project Offer;

–	Allowing us to assign our right to submit a Final Rights Project Offer to PSP Investments as contemplated by the Joint Venture Agreement with them;

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Amending the term of our Pattern Development 1.0 Project Purchase Right so that such rights survive until either (i) we deliver to Pattern Development 1.0 three First Rights Project Declinations (as defined therein) with respect to operational or construction-ready projects (other than the Conejo Project (as defined therein)) for which no Final Rights Project Offer is made or (ii) Pattern Development 1.0 is wound up in accordance with its governing documents;

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Specifying that, if Pattern Development 1.0 rejects our offer to acquire a project, such project can only be sold to a third party at a price that, in addition to being greater than or equal to 105% of our offer price, is also greater than the Final Offer Price (as defined therein), if any; and

–	Setting forth a form of Purchase and Sale Agreement for acquisitions of projects pursuant to the A&R 1.0 PRA.

Pattern Development 2.0 Project Purchase Right under the Amended and Restated Pattern Development 2.0 Purchase Rights Agreement. In June 2017, we also entered into the Amended and Restated Purchase Rights Agreement (the “A&R 2.0 PRA”) by and among Pattern Development 2.0, us, and Pattern Energy Group Holdings 2 LP (“PEGH 2”) (solely with respect to Article III therein), and Pattern Energy Group Holdings GP 2 LLC. The A&R 2.0 PRA modified certain terms of the prior agreement by, among other things:

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Expanding our first offer rights with respect to power generation, storage or transmission facilities or projects that Pattern Development 2.0 decides to sell by allowing us to submit a Final Rights Project Offer (as defined therein) in the event Pattern Development 2.0 rejects a First Rights Project Offer or we decline to submit a First Rights Project Offer;

–	Allowing us to assign our right to submit a Final Rights Project Offer to PSP Investments as contemplated by the Joint Venture Agreement with them;

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Modifying Pattern Development 2.0’s right to transfer a project to a third party if Pattern Development 2.0 rejects our offer to acquire the applicable project by, among other things, (i) increasing the “clearing price” at which the project can be sold to 110% (as opposed to 105%) of the applicable Project Offer Price (as such terms are defined therein), (ii) in the case of a project, requiring that it be sold at a price greater than 100% of the Final Offer Price (as defined therein), if any and (iii) obligating Pattern Development 2.0 to, subject to certain exceptions, sell the applicable project to us at a price equal to 96% of the Project Offer Price if Pattern Development 2.0 does not enter into a definitive agreement to sell such project to a third party at a price equal to or greater than the clearing price within six months following its rejection of our offer (or does not consummate such transaction within twelve months following its rejection of our offer);

–	Amending the term of our Pattern Development 2.0 Project Purchase Rights so that such rights survive until Pattern Development 2.0 is wound up in accordance with its governing documents;

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Giving us the right to acquire any Early Stage Project or Mid-Stage Project (as such terms are defined therein) that is abandoned by Pattern Development 2.0 at a price equal to Pattern Development 2.0’s cost basis in such project (as well as, in the case of a Mid-Stage Project, an earn-out payment to be paid to Pattern Development 2.0 if we subsequently sell such project to a third party) and requiring that Pattern Development 2.0 promptly sell (subject to our Pattern Development 2.0 Project Purchase Rights) any Advanced Project (as defined therein) that it abandons;

–	Setting forth a form of Purchase and Sale Agreement for acquisitions of projects pursuant to the A&R 2.0 PRA; and

–	Providing us the option, if Pattern Development 2.0 rejects a development project that is offered for sale by a third party, to acquire such project directly from such third party.

The following sets forth summaries of the terms of the purchase and sale agreements for projects that have been entered into or consummated with Pattern Development 1.0 since January 1, 2017. We did not enter into any purchase and sale agreements for projects with Pattern Development 2.0 in 2017 or through April 20, 2018.

Broadview Purchase and Sale Agreement
In April 2017, we consummated a Purchase and Sale Agreement (the “Broadview PSA”) with Pattern Renewables LP, a Delaware limited partnership and controlled affiliate of Pattern Development 1.0 (“Broadview Seller”), and Pattern Development 1.0. Pursuant to the Broadview PSA, among other things, we, through our 100% owned subsidiary, Pattern US Finance Company LLC, purchased 100% of the membership interests in Broadview Finco Pledgor LLC (the “Target”), which indirectly owns 100% of the membership interests in Broadview B Member LLC (the “Class B Member”) which indirectly owns 100% of the Class B membership interests in Broadview Energy Holdings LLC which owns 100% of the membership interests in Broadview Energy Project Finco LLC, which owns 100% of the membership interests in each of Broadview Energy KW, LLC and Broadview Energy JN, LLC (the “Wind Project Companies”), which Wind Project Companies own the Broadview Energy KW wind project and the Broadview Energy JN wind project (together, the “Wind Projects”), respectively, and the Target indirectly owns 99% of the membership interests in Western Interconnect LLC (the “Transmission Project Company”), which owns the Western Interconnect Transmission Line (the “Transmission Project” and together with the Wind Projects, the “Projects”). The Wind Projects achieved commercial operations on March 31, 2017.

Tax equity investors hold 100% of the Class A membership interests in Broadview Energy Holdings LLC.

The Wind Projects together form 324 MW of wind capacity along the New Mexico / Texas border, and the Transmission Project is a 35-mile transmission line which runs from the Wind Projects to the existing Public Service of New Mexico 345kV transmission system. Consideration consisted of $214.7 million of cash, a $2.4 million assumed liability and a post-closing payment of approximately $21.3 million contingent upon the commercial operation of the Grady project. As part of the acquisition, we also assumed $51.2 million of construction debt and related accrued interest outstanding at Western Interconnect which was immediately extinguished, and concurrently we entered into a variable rate term loan for $54.4 million. The Grady project is a wind project on the identified ROFO list being separately developed by Pattern Development 2.0 which is expected to begin full construction not earlier than 2018, and which intends to interconnect through the Transmission Project. The contingent post-closing payment is intended to reflect the fair value of our interest in the incremental transmission wheeling revenue from the addition of the Grady project which the Transmission Project Company will receive from the Grady project subject to certain adjustments.

At the closing, we also entered into assignment and assumption agreements pursuant to which we assumed certain rights and obligations relating to agreements Broadview Seller entered into with the original project developers of the Wind Projects and the Transmission Project and from whom Broadview Seller had purchased such Projects.

Meikle Purchase and Sale Agreement and Related Agreements

In August 2017, we consummated the transactions contemplated by the Purchase and Sale Agreement (the “Meikle PSA”) by and among us, Vertuous Energy Canada Inc. ("Vertuous Canada") (a wholly owned subsidiary of PSP Investments) and Pattern Development 1.0. Pursuant to the Meikle PSA, Pattern Canada Finance Company ULC (“Pattern Canada”) (a wholly owned subsidiary of ours) purchased from affiliates of Pattern Development 1.0 a 50.99% limited partner interest in Meikle Wind Energy Limited Partnership (the “Meikle Project Company”) and 70% of the issued and outstanding shares of Meikle Wind Energy Corp ("Meikle Corp") (which holds a 0.02% general partner interest in the Meikle Project Company) in exchange for a purchase price of $67.4 million, paid at closing, in addition to $1.1 million of capitalized transaction-related expenses. Concurrently, Vertuous Canada purchased from affiliates of Pattern Development 1.0 a 48.99% limited partner interest in the Meikle Project Company and 30% of the issued and outstanding shares of Meikle Corp for a purchase price of $64.8 million. The Meikle Project Company operates the approximately 179 megawatt wind farm located in the Peace River Regional District of British Columbia, Canada, which achieved commercial operations in the first quarter of 2017.  Immediately after the closing, our owned capacity with respect to the wind farm was approximately 91 megawatts.

In connection with the consummation of the Meikle PSA, on August 10, 2017, Pattern Canada entered into each of (1) an Amended and Restated Limited Partnership Agreement with Vertuous Canada and Meikle Corp (the “Meikle Limited Partnership Agreement”) and (2) a Shareholders Agreement with Vertuous Canada and Meikle Corp (the “Meikle Shareholders Agreement”). Meikle Corp is the general partner of the Meikle Project Company, and the Meikle Limited Partnership Agreement sets forth provisions relating to governing the affairs of the Meikle Project Company, including with respect to (among other things) the rights, powers, duties and obligations of the general partner; capital contributions; financing of the Meikle Project Company; transfers and dispositions by a limited partner of the Meikle Project Company; and allocations of profits and losses. The Meikle Shareholders Agreement sets forth provisions agreed to between Pattern Canada and Vertuous Canada, as the shareholders of Meikle Corp, relating to governing the affairs of Meikle Corp, including with respect to (among other things) corporate affairs; management and approvals; the project operating budget, capital calls and distributions; transfers and dispositions of shares; and books and records of Meikle Corp.

Japan Asset Acquisitions
Tsugaru Pattern Development 1.0 Purchase and Sale Agreement and Tsugaru GPI Purchase and Sale Agreement
In March 2018, we consummated the transactions contemplated by the Purchase and Sale Agreement (the “Tsugaru Pattern Development 1.0 PSA”) with Pattern Development 1.0 and the Purchase and Sale Agreement (the “Tsugaru GPI PSA,” together with the Tsugaru Pattern Development 1.0 PSA, the “Tsugaru PSAs”) with Green Power Investment Corporation, a Japanese corporation and controlled affiliate of Pattern Development 1.0 (“GPI”).
Green Power Tsugaru GK, a Japanese godo kaisha (the “Tsugaru Project Company”) is currently constructing the Tsugaru wind project located in Aomori Prefecture, Japan, with an expected name plate capacity of 122 MW, which is expected to commence commercial operations in mid-2020.
Pursuant to and in accordance with the terms of the Tsugaru PSAs, on the closing date, we purchased (i) 95% of the equity interests in the Tsugaru Project Company from a wholly owned subsidiary of Pattern Development 1.0 and (ii) 5% of the equity interests in the Tsugaru Project Company directly from GPI (together, the “Tsugaru Transactions”). We paid to Pattern Development 1.0 and GPI approximately $48.4 million in the aggregate as consideration in the Tsugaru Transactions. We have also since the closing date contributed an additional approximately $31.3 million of equity into the Tsugaru Project Company (resulting in total payments of approximately $79.7 million). Following the date on which the construction loan is converted into a term loan, or if such conversion does not occur, the date on which commercial operations of the Tsugaru wind project commences, approximately ¥12.567 billion (subject to certain adjustments), in the aggregate, shall be paid to Pattern Development 1.0 and GPI. After giving effect to the Tsugaru Transactions, we currently own 100% of the equity interests in the Tsugaru Project Company.
Kanagi, Ohorayama and Futtsu Pattern Development 1.0 Purchase and Sale Agreement and Kanagi, Ohorayama and Otsuki GPI Purchase and Sale Agreement
In March 2018, we consummated the transactions contemplated by the Purchase and Sale Agreement (the “Kanagi, Ohorayama and Futtsu Pattern Development 1.0 PSA”) with Pattern Development 1.0 related to the purchase of interests in GK Green Power

Kanagi, a Japanese godo kaisha (the “Kanagi Project Company”), GK Green Power Otsuki, a Japanese godo kaisha (the “Ohorayama Project Company”) and GK Green Power Futtsu, a Japanese godo kaisha (the “Futtsu Project Company”), in each case, from wholly owned subsidiaries of Pattern Development 1.0. Also, we consummated the transaction contemplated by the Purchase and Sale Agreement (the “Kanagi, Ohorayama and Otsuki GPI PSA,” together with the Kanagi, Ohorayama and Futtsu Pattern Development 1.0 PSA, the “84 MW PSAs”) with GPI related to the purchase of interests in the Kanagi Project Company, the Ohorayama Project Company and Otsuki Wind Power Corporation, a Japanese kabushiki kaisha (the “Otsuki Project Company”), in each case, directly from GPI.
The Kanagi Project Company is operating the Kanagi solar project located in Shimane Prefecture, Japan, with a name plate capacity of 10MW. The Ohorayama Project Company is operating the Ohorayama wind project located in Kochi Prefecture, Japan, with a name plate capacity of 33MW, which commenced commercial operations in March 2018. The Futtsu Project Company is operating the Futtsu solar project located in Chiba Prefecture, Japan, with a name plate capacity of 29MW. The Otsuki Project Company is operating the Otsuki wind project located in Kochi Prefecture, Japan, with a name plate capacity of 12MW.
Pursuant to and in accordance with the 84 MW PSAs, on the closing date, we purchased, in the aggregate: (i) from a wholly owned subsidiary of Pattern Development 1.0 and directly from GPI, 100% of the equity interests in the Kanagi Project Company, (ii) from a wholly owned subsidiary of Pattern Development 1.0 and directly from GPI, 100% of the equity interests in the Ohorayama Project Company, (iii) from a wholly owned subsidiary of Pattern Development 1.0, 47.69% of the equity interests in the Futtsu Project Company and the right to purchase an additional 47.69% of the equity interests in the Futtsu Project Company from EFS Japan B.V. and (iv) from GPI, 100% of the equity interests in the Otsuki Project Company (collectively, the “84 MW Transactions”) for an aggregate purchase price of approximately $131.5 million, comprised of approximately $111.5 million which was paid to Pattern Development 1.0 at the closing of the 84 MW Transactions and an additional $20.0 million, which was paid to EFS Japan B.V. upon our exercise of the option to purchase the additional 47.69% of the equity interests in the Futtsu Project Company. After giving effect to the consummation of the 84 MW Transactions and our exercise of our option to purchase an additional 47.69% of the equity interests in the Futtsu Project Company from EFS Japan B.V., (A) we currently own 100% of the Class B equity interests in the Futtsu Project Company, which entitles us to 95.38% of the voting rights and approximately 75% of the distributions paid by the Futtsu Project Company, and (B) GPI currently owns 100% of the Class A equity interests in the Futtsu Project Company, which entitles GPI to 4.62% of the voting rights and approximately 25% of the distributions paid by the Futtsu Project Company.

Deferred Payment Agreement
In February 2018, we entered into a Deferred Payment Agreement (the “Deferred Payment Agreement”) with Pattern Development 1.0, pursuant to which, if (i) we sell or otherwise monetize any or all of the wind or solar projects or corresponding project companies underlying the transactions contemplated by the Tsugaru Pattern Development 1.0 PSA and/or the Kanagi, Ohorayama and Futtsu Pattern Development 1.0 PSA on or before December 31, 2019, and (ii) such sale or monetization event is based upon an enterprise value of the applicable project or project company (adjusted to account solely for the portion thereof purchased by us from Pattern Development 1.0) that exceeds the enterprise value ascribed to such project or project company (adjusted to account solely for the portion thereof purchased by us from Pattern Development 1.0) at the closing of the Tsugaru Pattern Development 1.0 PSA or the Kanagi, Ohorayama and Futtsu Pattern Development 1.0 PSA, as applicable (such excess, the “Net Monetization Event Proceeds”), then we shall pay Pattern Development 1.0 20% of the Net Monetization Event Proceeds from such sale or other monetization event.
GPI Transaction
In connection with the Tsugaru Transactions and the 84 MW Transactions, Pattern Development 1.0 sold 100% of its interests in GPI to Pattern Development 2.0, a non-controlled affiliate of us, and we waived our Pattern Development 1.0 Project Purchase Rights over the interests in GPI.
Affiliate Contracts
In connection with the Tsugaru Transactions and the 84 MW Transactions, we acquired six contracts with affiliate counterparties of us, including construction services agreements and related development agreements (collectively, the “Affiliate Contracts”). The estimated aggregate amount of payments to be made over the life of the projects to the affiliate counterparties under the Affiliate Contracts equals ¥4 billion, which amount is subject to adjustments, including, but not limited to, adjustments to account for changes to the construction period of the applicable project and/or extending the term of the construction management team’s service of the applicable project.

Mont Sainte-Marguerite (“MSM”) Purchase and Sale Agreement

In June 2017, we entered into a Purchase and Sale Agreement (the “MSM PSA”) by and among us, Vertuous Canada (a wholly owned subsidiary of PSP Investments) and Pattern Development 1.0. Upon the terms and subject to the conditions set forth in the MSM PSA, at the closing (a) we (or one of our wholly owned subsidiaries) will acquire (i) a 50.99% limited partner interest in a newly-formed limited partnership (“New MSM LP Holdco”) (which, following closing, will hold 100% of the economic interests in Mont Sainte-Marguerite Wind Farm LP (the “MSM Project Company”)), (ii) 70% of the issued and outstanding shares of Pattern MSM GP Holdings Inc. (“MSM Corp”) (which, following the closing, will hold a 0.02% general partner interest in New MSM LP Holdco) and (iii) a 70% interest in Pattern Development MSM Management ULC (“MSM ULC”), in exchange for aggregate consideration of CAD $53,040,000 (subject to certain adjustments) and (b) Vertuous Canada will acquire (i) a 48.99% limited partner interest in New MSM LP Holdco, (ii) 30% of the issued and outstanding shares of MSM Corp and (iii) a 30% interest in MSM ULC, in exchange for aggregate consideration of CAD $50,960,000 (subject to certain adjustments).  The MSM Project Company operates the approximately 143 megawatt wind farm located in the Chaudière-Appalaches region south of Québec City, Canada, which commenced commercial operation in March 2018. Immediately after the closing, our owned capacity with respect to the wind farm will be approximately 73 megawatts.

The parties’ obligations to consummate the transactions contemplated by the MSM PSA are subject to the satisfaction or waiver of various customary conditions, including, among others (a) approval under the Competition Act (Canada) and of the counterparty to the power purchase agreement to which the MSM Project Company is party, (b) no violation of governmental rules, and no order of any court or administrative agency being in effect which restrains or prohibits the transactions contemplated thereby and (c) subject to certain exceptions, the accuracy of the representations of the parties set forth therein.

The MSM PSA includes customary representations by the parties thereto, including as to due authorization, non-contravention, governmental consents and approvals, enforceability, ownership and title, no litigation or adverse claims, tax matters and with respect to the underlying wind farm.  The MSM PSA provides for customary indemnification by the parties thereto for breaches of representations or covenants, which indemnification is subject to customary limitations including, among other things, a cap and time limits.

Each of the purchase and sale agreements for Broadview, Meikle, the Japan projects and Mont Sainte-Marguerite were recommended by the conflicts committee, which is comprised solely of independent directors under both the NASDAQ and Canadian requirements, for approval by the board of directors, and approved by the board of directors.
Below is a summary of projects we have identified, owned by either of the Pattern Development Companies and subject to our Project Purchase Rights.

						Capacity (MW)
Identified ROFO Projects	Status	Location	Construction Start(1)	Commercial Operations(2)	Contract Type	Rated(3)	Pattern Development Companies Owned(4)
Pattern Development 1.0 Projects
Conejo Solar(5)	Operational	Chile	2015	2016	PPA	104	104
Belle River	Operational	Ontario	2016	2017	PPA	100	43
El Cabo	Operational	New Mexico	2016	2017	PPA	298	125
North Kent	Operational	Ontario	2017	2018	PPA	100	35
Henvey Inlet	In construction	Ontario	2017	2019	PPA	300	150
Pattern Development 2.0 Projects
Stillwater Big Sky	Late stage development	Montana	2017	2018	PPA	79	67
Crazy Mountain	Late stage development	Montana	2017	2019	PPA	80	68
Grady	Late stage development	New Mexico	2018	2019	PPA	220	188
Sumita	Late stage development	Japan	2019	2021	PPA	100	55
Ishikari	Late stage development	Japan	2019	2022	PPA	100	100
						1,481	935

(1)	Represents year of actual or anticipated commencement of construction.

(2)	Represents year of actual or anticipated commencement of commercial operations.

(3)
Rated capacity represents the maximum electricity generating capacity of a project in MW. As a result of weather and other conditions, a project or a turbine will not operate at its rated capacity at all times and the amount of electricity generated may be less than its rated capacity. The amount of electricity generated may vary based on a variety of factors.

(4)
Pattern Development Companies Owned capacity represents the maximum, or rated, electricity generating capacity of the project in MW multiplied by Pattern Development 1.0's or Pattern Development 2.0's percentage ownership interest in the distributable cash flow of the project.

(5)
From time to time, we conduct strategic reviews of our markets.  We have been conducting a strategic review of the market, growth, and opportunities in Chile.  In the event we believe we can utilize funds that have already been invested in Chile or funds that might otherwise be invested in Chile in a more productive manner elsewhere that could generate a higher return on investment, we may decide to exit Chile for other opportunities with greater potential.  In addition, Pattern Development 1.0 is also concurrently exploring strategic alternatives for its assets in Chile.

Our Pattern Development Purchase Rights

Generally, we have a right of first offer with respect to each of Pattern Development 1.0 itself, Pattern Development 2.0 itself, or substantially all of their respective assets, if the equity owners of such entity decide to sell a material portion of the equity interests in such entity or substantially all of its respective assets.

Under the terms of our Pattern Development 1.0 Purchase Rights, the equity owners of Pattern Development 1.0 will be required to notify us if they intend to sell such entity or substantially all of its assets, and we will be required to either (a) deliver a written offer, or the “First Rights Pattern Development 1.0 Offer,” to purchase Pattern Development 1.0 or substantially all of its assets, setting forth our offer price, or our “Pattern Development 1.0 Offer Price,” and the other material terms and conditions upon which we propose to purchase Pattern Development 1.0 or its assets, or the “Pattern Development 1.0 Sale Terms,” or (b) deliver a written notice to the equity owners of Pattern Development 1.0 that we will not make an offer to purchase Pattern Development 1.0 or substantially all of its assets. If the equity owners of Pattern Development 1.0 elect not to accept our First Rights Pattern Development 1.0 Offer, they may sell Pattern Development 1.0 or substantially all of its assets to another third party, provided that the sale is consummated within nine months of the date of the First Rights Pattern Development 1.0 Offer, at a price not less than 105% of the Pattern Development 1.0 Offer Price and otherwise on terms not materially less favorable than the Pattern Development 1.0 Sale Terms.

The terms of our Pattern Development 2.0 Purchase Rights are substantially similar to the terms of our Pattern Development 1.0 Purchase Rights; provided, we are to provide a “First Rights Pattern Development 2.0 Offer,” “Pattern Development 2.0 Offer Price,” and “Pattern Development 2.0 Sale Terms.” In addition, the A&R 2.0 PRA modified certain terms by, among other things, in the event our offer to acquire is rejected, (a) increasing the “clearing price” at which an interest in Pattern Development 2.0 can be sold to 110% (as opposed to 105%) of the Pattern Development 2.0 Offer Price, and (b) obligating, subject to certain exceptions, that the interest in Pattern Development 2.0 be sold to us at a price equal to 96% of the Pattern Development 2.0 Offer Price if the equity owners of Pattern Development 2.0 do not enter into a definitive agreement to sell the interests in Pattern Development 2.0 to a third party at a price equal to or greater than the clearing price within six months following its rejection of our offer (or does not consummate such transaction within twelve months following its rejection of our offer).

Second Amended and Restated Non-Competition Agreement
In June 2017, we entered into the Second Amended and Restated Non-Competition Agreement, by and among Pattern Development 1.0, us and Pattern Development 2.0 (the “Second A&R Non-Competition Agreement”), which further amends and restates an agreement the parties had previously entered into in December 2016. The Second A&R Non-Competition Agreement, among other things, grants Pattern Development 2.0 the exclusive right to pursue all power generation, storage or transmission development projects in the US, Canada and Mexico that have not completed construction, other than (a) development activities related to the expansion, improvement, enhancement, or protection of an existing power generation, transmission or storage facility that we may, directly or indirectly, manage or majority own from time to time; (b) continued development by Pattern Development 1.0 of projects not transferred to Pattern Development 2.0; (c) development projects acquired by us or PSP Investments pursuant to the A&R PRAs and (d) projects that have achieved or issued, or are likely to achieve or issue within thirty days of closing an acquisition of such project, readiness for construction financing or issuance of full notice to proceed. The Second A&R Non-Competition Agreement does not restrict us from acquiring any company or business that is principally engaged in the business of owning and operating renewable energy facilities. However, if we desire to purchase a portfolio of projects that contains a mix of development, construction and/or operating projects, we are required to reasonably cooperate with Pattern Development 2.0 to divide such portfolio so that Pattern Development 2.0 may acquire the development projects in such portfolio and we may acquire the construction and operating projects in such portfolio. At any time that Tokyo, Japan-based GPI is majority owned by either us, Pattern Development 1.0 or Pattern Development 2.0, the Second A&R Non-Competition Agreement grants such majority owner exclusive development rights over power generation, storage or transmission projects in Japan (subject to the same exceptions set forth above in clauses (a) through (d) and the above provisions regarding operating businesses and the division of project portfolios). Pattern Development 2.0 currently owns a majority interest in GPI.

The Second A&R Non-Competition Agreement shall terminate (a) with respect to Pattern Development 1.0, upon the termination of our collective purchase rights under the A&R 1.0 PRA and (b) with respect to Pattern Development 2.0, upon the termination of our collective purchase rights under the A&R 2.0 PRA or the earlier wind-up of Pattern Development 2.0 or the valid rejection by Pattern Development 2.0 of three or more First Rights Project Offers (as defined in the A&R 2.0 PRA) representing a cumulative net capacity of at least 600 megawatts.

Amended and Restated Multilateral Management Services Agreement

In June 2017, we entered into the Amended and Restated Multilateral Management Services Agreement (the “A&R MMSA”) that amended and restated an agreement we, Pattern Development 1.0 and Pattern Development 2.0 had previously entered into in December 2016. Pursuant to the A&R MMSA:

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Pattern Development 1.0 agrees to make its personnel available to each of us and Pattern Development 2.0 to provide certain services, including accounting and tax, construction and engineering, corporate legal, corporate support, finance and analysis, human resources, information technology support and project development; and

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We agree to make our personnel available to each of Pattern Development 1.0 and Pattern Development 2.0 to provide certain services to the extent required, including personnel to act as "shared PEG executives" (as defined below).

Our project operations personnel and executive officers are solely compensated by us. These executives lead our business functions and rely on support from Pattern Development 1.0 employees for certain professional, technical and administrative functions. Pattern Development 1.0 employs those employees whose primary responsibilities relate to project development, construction or legal, financial or other administrative functions. The A&R MMSA provides each of us, Pattern Development 1.0, and Pattern Development 2.0 to benefit, primarily on a cost-reimbursement basis, from our respective management and other professional, technical and administrative personnel, all of whom ultimately report to and are managed by our executive officers.

Pursuant to the A&R MMSA, certain of our executive officers, including our CEO, also provide executive management services to Pattern Development 1.0 and Pattern Development 2.0 and devote their time to each of us, Pattern Development 1.0, and Pattern Development 2.0 as is prudent in carrying out their executive responsibilities and fiduciary duties. Employees who serve as executive officers of us and Pattern Development 1.0 and/or Pattern Development 2.0 are referred to as the “shared PEG executives.” The shared PEG executives have responsibilities for us and Pattern Development 1.0 and/or Pattern Development 2.0 and, as a result, these individuals do not devote all of their time to our business. Under the terms of the A&R MMSA, Pattern Development 1.0 and/or Pattern Development 2.0, as applicable, are required to reimburse us for an allocation of the compensation paid to such shared PEG executives reflecting the percentage of time spent providing services to such entity/entities (as applicable).

The A&R MMSA amended certain provisions of the prior agreement in order to, among other things:

–
Allow Pattern Development 2.0 to, in the event of a failure by the service provider to provide adequate resources and services as set forth therein, (i) in the case of a failure by Pattern Development 1.0, take over the performance of the management services contemplated to be performed by Pattern Development 1.0 thereby, (ii) cause the service provider to hire additional development personnel, (iii) in the case of a failure by us, suspend us from taking on certain further developments or (iv) initiate a wind down of Pattern Development 2.0;

–
Allow Pattern Development 2.0 to effect a PEG 2 Transition (as defined therein) (whereby Pattern Development 2.0 can cause Pattern Development 1.0 to cause its employees to become employees of Pattern Development 2.0), provided that Pattern Development 2.0 shall not exercise such right if we have provided Pattern Development 2.0 with written notice that we intend to effect a PEG 1 Employee Reintegration (as defined therein and described below) within six months;

–
Amend the circumstances in which we can effect a PEG 1 Employee Reintegration (whereby we can cause Pattern Development 1.0 to cause its employees to become our employees) by removing the December 31, 2017 expiration date for such right and instead allowing us to effect a PEG 1 Employee Reintegration after the earliest to occur of (x) the date that Pattern Development 1.0 provides us with written notice that it will complete a wind-down within six months, (y) June 16, 2020 and (z) a PEG 1 Services Failure (as defined therein);

–
Allow us to effect a PEG 2 Employee Reintegration (as defined therein) (whereby we can require Pattern Development 2.0 to cause its employees to become our employees) at any time after the earliest to occur of (A) the date Pattern Development 2.0 notifies Pattern Development 1.0 it will exercise its right to cause a PEG 2 Transition (as described above) but before such PEG 2 Transition occurs, (B) June 16, 2020, (C) a PEG 2 Services Failure (as defined therein) and (D) the initiation of a wind-up of Pattern Development 2.0;

–
Provide us the exclusive right, but not the obligation, to provide services pursuant to the MOMAs and PAAs (each as defined therein) for projects developed by Pattern Development 1.0 or Pattern Development 2.0 and

–
Amend the term of the agreement such that the A&R MMSA survives, with respect to each of Pattern Development 1.0 and Pattern Development 2.0, until a wind-up of the applicable entity pursuant to its governing documents, unless terminated earlier pursuant to the terms of the A&R MMSA.

Investment in PEGH 2

In June 2017, we entered into the Second Amended and Restated Agreement of Limited Partnership of PEGH 2 by and among Pattern Energy Group Holdings 2 LP (“PEGH 2”), the Class A Limited Partners set forth therein and the Class B Limited Partners set forth therein (the “A&R PEGH 2 LPA”). Pattern Development 2.0 is a wholly owned subsidiary of PEGH 2. In July 2017, PEGH 2 received funds pursuant to a capital call under the A&R PEGH 2 LPA (the “Initial PEGH 2 Capital Call”) from new limited partners (including us) in PEGH 2 (the “New PEGH 2 Investors”) to, among other things, (a) redeem approximately 49% of the total ownership interests held by existing limited partners in PEGH 2 (the “Legacy PEGH 2 Investors”), (b) acquire certain development assets from Pattern Development 1.0, and (c) provide working capital for general business purposes. In connection with the Initial PEGH2 Capital Call, we made an initial capital contribution to PEGH 2 of approximately $60 million (equating to approximately 29% of the total Initial PEGH 2 Capital Call), in exchange for an approximately 20% ownership interest in PEGH 2. Under the A&R PEGH 2 LPA, we have also committed to contribute up to an additional approximately $240 million to PEGH 2 in one or more subsequent rounds of financing, which could result in our ownership interest in PEGH 2 increasing to up to approximately 29%. If we do not participate in such subsequent rounds of financing, our ownership interest in PEGH 2 may be diluted on a pro rata basis based on fair market value. On December 26, 2017, we funded an additional capital call for $7.3 million. In February 2018, we also funded approximately $35.2 million into PEGH 2.

We also have certain rights under the A&R PEGH 2 LPA to cause the dissolution of PEGH 2, including (a) at any time following the fifth anniversary of the date PEGH 2 issues its first capital call and (b) at any time following PEGH 2’s board of directors’ rejection of three or more of our First Rights Project Offers or First Rights PEG 2 LP Offers (each as defined in the A&R 2.0 PRA) representing a cumulative net capacity of at least 600 megawatts.

Service Mark License Agreement
The Company has entered into a Service Mark License Agreement with each of the Pattern Development Companies which provides each of the Pattern Development Companies with a license from the Company to use the Pattern Development logo and certain other service marks.
Assignment and Assumption of San Francisco Office Lease
Effective January 1, 2016, Pattern Development 1.0 assigned to us all of Pattern Development 1.0’s rights, title, and interest under that certain Office Lease, dated as of September 9, 2009, between AMB Pier One, LLC (the “Landlord”) and Pattern Development 1.0 (the “Existing Office Lease”) with respect to approximately 27,502 square feet of office space at Pier 1, Bay 3, San Francisco, California 94111 (the “Lease Assignment”). The Landlord consented to such Lease Assignment on January 25, 2016. As a result of the Lease Assignment, we assumed remaining rental commitments under the Existing Office Lease of approximately $1.6 million plus certain annual operating expense reimbursements and customary security deposits. Pursuant to the A&R MMSA, the costs of the shared office space have been, and will continue to be, allocated on a cost reimbursement basis between us and Pattern Development 1.0 and Pattern Development 2.0.
Registration Rights Agreement
In connection with the issuance of our equity securities to Pattern Development 1.0 in connection with the contribution transactions at the time of our initial public offering, we entered into a registration rights agreement with Pattern Development 1.0 (“Registration Rights Agreement”) for the registration and sale of shares of Common Stock held by Pattern Development 1.0 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and/or the qualification for distribution of such shares of Common Stock under the securities laws of the provinces and territories of Canada.

Indemnification Agreements
We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.
Conflicts of Interest and Fiduciary Duties
While we believe our relationship with the Pattern Development Companies provides us with a significant advantage, it is also a potential source of conflicts of interest. None of our executive officers receive any compensation paid by either of the Pattern Development Companies, but some of our executive officers continue to have economic interests in the Pattern Development Companies.
Under the transaction which formed Pattern Development 2.0, the formation of Pattern Development 2.0 had a similar Class A equity ownership structure as Pattern Development 1.0 and certain officers (including the following named executive officers, Michael M. Garland, Hunter H. Armistead, and Daniel M. Elkort) hold similar types of Class A interests in Pattern Development 2.0 as in Pattern Development 1.0. The Class B equity ownership structure in Pattern Development 2.0 differs from the Class B equity ownership structure in Pattern Development 1.0. Certain of our executive officers hold Class B equity interests in the Pattern Development Companies as reflected in the tables below. In 2016, Section 5 of our Code of Business Conduct and Ethics was amended to provide a similar exception as the Pattern Development 1.0 exception for having an interest in Pattern Development 2.0.

In addition, Messrs. Garland and Armistead serve as directors of, and therefore have certain fiduciary duties to, each of the holding companies of the Pattern Development Companies. Messrs. Garland, Armistead, Elkort, Deters and Devlin also serve as officers of each of the Pattern Development Companies. As a result of these relationships, conflicts of interest may arise in the future between us (and our stockholders other than Pattern Development 1.0) and each of the Pattern Development Companies (and its owners and affiliates).
The officers and directors of each of the Pattern Development Companies have a fiduciary duty to manage the respective businesses in a manner beneficial to the respective owners and, in connection with fulfilling this duty, the ownership and management of each of the Pattern Development Companies may compete with us for the time and focus of the shared executives or for employment of other talented individuals, or may develop business plans in a manner that is incompatible with our objectives, any of which might result in our failure to realize the full benefits of the relationships that we currently contemplate and jeopardize our ability to execute our growth plan.
Any material transaction between us and either of the Pattern Development Companies will be subject to our corporate governance guidelines and the prior approval of the conflicts committee, which is comprised solely of all of the independent members of our board of directors under both the NASDAQ and Canadian requirements. Because certain of our directors and executive officers will continue to have economic interests in the Pattern Development Companies, these individuals will have an interest in any transaction between our company and the relevant Pattern Development Company in proportion to their respective economic interests in such Pattern Development Company. As a result, these individuals may be conflicted when advising the conflicts committee or otherwise participating in the negotiation or approval of such transactions on our behalf. The conflicts committee has the ability to consult with those of our executive officers and operating personnel who do not have economic interests in the Pattern Development Companies, including Mr. Lyon, our Chief Financial Officer, and Mr. Pedersen, our Chief Investment Officer, as well as other external advisors that the conflicts committee deems appropriate, in connection with reviewing a transaction with the Pattern Development Company. In addition, in some cases, transactions between our company and a Pattern Development Company or its affiliates may be related party transactions for the purposes of Multilateral Instrument MI 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101") of the Canadian Securities Administrators if such Pattern Development Company is a "related party" (as defined in MI 61-101) of us at the time. MI 61-101 provides, among other things, that in certain circumstances a transaction between an issuer and a related party of the issuer is subject to formal valuation and minority shareholder approval requirements.
Among our executive officers, Mr. Garland, our Chief Executive Officer (and one of our directors), Mr. Armistead, our Executive Vice President, Business Development, and Mr. Elkort, our Executive Vice President and General Counsel, continue to hold direct and indirect limited partnership interests in Pattern Energy Group Holdings LP ("PEGH 1") (in its capacity as the sole managing member of the general partner of Pattern Development 1.0) and Mr. Garland, Mr. Armistead, Mr. Elkort, as well as certain other executive officers, hold direct and indirect limited partnership interests in PEGH 2 (in its capacity as the sole managing member of the general partner of Pattern Development 2.0). The continuing interests of such officers in PEGH 1 and PEGH 2 will entitle them to indirectly receive a proportionate share of the distributable profits of Pattern Development 1.0 and Pattern Development 2.0, respectively, which would include a proportionate share of profits from the sale of a project by such Pattern Development Company to our company, or the sale of our shares by Pattern Development 1.0. Each of PEGH 1 and PEGH 2 has both A interests and B interests. The A interests and B interests effectively entitle holders thereof, in aggregate, to at least 85% and up to 15% of the cumulative profits of the respective Pattern Development Company, respectively. The tables below sets forth the number and percentage of A interests and B interests held by our executive officers in each of PEGH 1 and PEGH 2, respectively.

Interests in PEGH 1	A Interests		Direct and Indirect B Interests (1)
Name and Title	Number Held	Percentage of Total	Number Held	Percentage of Total
Michael M. Garland President and Chief Executive Officer	1,869,762	0.25%	246,839	24.82%
Hunter H. Armistead Executive Vice President, Business Development	1,416,124	0.19%	216,957	21.82%
Daniel M. Elkort Executive Vice President and General Counsel	193,080	0.02%	89,400	8.99%

Interests in PEGH 2	A Interests		Direct and Indirect B Interests (1)
Name and Title	Number Held	Percentage of Total	Number Held	Percentage of Total
Michael M. Garland President and Chief Executive Officer	759,705	0.17%	246,500	32.87%
Hunter H. Armistead Executive Vice President, Business Development	583,011	0.13%	233,800	31.17%
Daniel M. Elkort Executive Vice President and General Counsel	74,229	0.02%	84,700	11.29%
Aggregate interests held by other executive officers, other than the named executive officers above	153,720	0.04%	30,000	3.90%

(1)
The B interests held by each of Messrs. Garland, Armistead, Elkort, and other executive officers were issued subject to certain restrictions pursuant to which all or a portion of the B interests held by an individual would be forfeited in the event the individual ceased performing services to Pattern Development 1.0 and Pattern Development 2.0 and its affiliates, as the case may be, respectively. These forfeiture restrictions were initially scheduled to lapse over time in four equal annual installments or earlier upon satisfaction of certain specified conditions. As of March 31, 2018, 0% and 100% of the B interests in PEGH 1 and PEGH 2, respectively, held by the executive officers in the tables above remained subject to these forfeiture restrictions.

Additional of our executive officers may obtain direct and/or indirect limited partnership interests in PEGH 2, and the interests of the executive officers set forth in the table above for PEGH 2 are likely to change.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION
Executive Officers
The following table provides certain information regarding our executive officers who are not also directors. All of our officers serve at the discretion of our board of directors. The ages of our executive officers set forth below are as of December 31, 2017.

Name	Age	Position(s) Held
Michael J. Lyon	59	Chief Financial Officer
Hunter H. Armistead	49	Executive Vice President, Business Development
Daniel M. Elkort	60	Executive Vice President and General Counsel
Esben W. Pedersen	45	Chief Investment Officer
Christopher M. Shugart	46	Senior Vice President, Operations
Kevin E. Devlin	53	Senior Vice President, Strategic Operations
Richard A. Ostberg	52	Senior Vice President, Controller
Kevin J. Deters	45	Vice President, Engineering and Construction

Michael J. Lyon
Mr. Lyon has served as our Chief Financial Officer since October 2012. Prior to joining our company, Mr. Lyon served as Head of Structured Finance of Pattern Development 1.0 since May 2010. Prior to joining Pattern Development 1.0, Mr. Lyon independently managed a portfolio of investment assets from 2003 to 2010. He was a principal of Babcock & Brown from 1989 to 2003, where he advised clients on, and structured and placed debt and equity in, the independent power industry. He is a former Certified Public Accountant.
Hunter H. Armistead
Mr. Armistead has served as our Executive Vice President, Business Development since August 2013. Prior to joining our company, Mr. Armistead served as Executive Director of Pattern Development 1.0 since June 2009. Prior to joining Pattern Development 1.0, from 2000 to 2009, Mr. Armistead managed Babcock & Brown’s renewable energy group in North America, focusing on the origination, strategic evaluation and consummation of opportunities in the renewable energy sector.
Daniel M. Elkort
Mr. Elkort has served as our Executive Vice President and General Counsel since August 2013, and is our Chief Compliance Officer. Prior to joining our company, Mr. Elkort served as Director of Legal Services and Co-Head of Finance of Pattern Development 1.0 since June 2009. Prior to joining Pattern Development 1.0, from 1996 to 2009, Mr. Elkort was responsible for managing the various project financings of Babcock & Brown’s North American renewable energy projects and served as the senior legal officer in Babcock & Brown’s North American Infrastructure Group.
Esben W. Pedersen
Mr. Pedersen has served as our Chief Investment Officer since August 2013. Prior to joining our company, Mr. Pedersen served as Co-Head of Finance of Pattern Development 1.0 since June 2009. Prior to joining Pattern Development 1.0, Mr. Pedersen was employed by Babcock & Brown from 2007 to 2009, where he focused on the origination and execution of investments in the energy sector. He is a Chartered Financial Analyst.
Christopher M. Shugart
Mr. Shugart has served as our Senior Vice President, Operations since August 2013. Prior to joining our company, Mr. Shugart was employed by Pattern Development 1.0 beginning in 2009 where he was Director of Asset Operations and Maintenance. Prior to joining Pattern Development 1.0, Mr. Shugart was employed by Babcock & Brown from 2006 to 2009, where he focused on the development and management of transmission, wind and natural gas-fired power facilities.
Kevin E. Devlin
Mr. Devlin has served as our Senior Vice President, Strategic Operations since August 2016 where he has executive responsibility for various strategic change initiatives in the corporate and operational activities as well as line responsibility for corporate functions such as human resources, information technology, and procurement. Mr. Devlin has almost 30 years commercial, developmental, and operational experience in the energy sector covering all forms of renewables, oil and gas, and conventional thermal power generation. Prior to joining our company, he held executive responsibility for the operations of Iberdrola Renewables in the US. In this role, he led the formation and growth of the Asset Management and O&M functions at Iberdrola (formerly PPM Energy). Prior to PPM Energy, Mr. Devlin was director of commercial development for Scottish Power, one of the largest utilities in the United Kingdom. He holds a bachelor's degree in mechanical engineering from Queens University.
Richard A. Ostberg
Mr. Ostberg has served as our Senior Vice President, Controller since March 2017 and as our principal accounting officer. Prior to joining our company, Mr. Ostberg served as chief financial officer of SourceGas, a natural gas utility serving customers in four states, from 2013 to 2016. Mr. Ostberg was with Xcel Energy from 2007 to 2013 as their assistant controller initially and later as their associate vice president of revenue requirements. Prior to Xcel, Mr. Ostberg served as chief risk and compliance officer of Markwest Energy Partners from 2005 to 2007. He began his career with Deloitte and Touche and is a former certified public accountant.
Kevin J. Deters
Mr. Deters has served as our Vice President, Engineering and Construction since August 2014. Prior to joining our company, Mr. Deters worked for Mortenson Construction for 14 years where he most recently was the vice president and general manager of their electrical division. He had also served as the director of operations for Mortenson's US and Canadian wind farm construction. Mr. Deters has managed a variety of construction projects in his career, including manufacturing facilities, gas fired energy projects, wind farms, solar facilities, and high voltage transmission. He holds a bachelor's degree in civil engineering from Iowa State University.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

This compensation discussion and analysis describes our executive compensation programs. It provides information about the goals and key elements of the program and explains the reasons behind the executive compensation decisions of the nominating, governance and compensation committee (the “NGC Committee”).

Our focus in this compensation discussion and analysis is the fiscal 2017 compensation of the following persons who are the "named executive officers" of the Company.

Name	Title
Michael M. Garland	President and Chief Executive Officer ("CEO")
Michael J. Lyon	Chief Financial Officer ("CFO")
Hunter H. Armistead	Executive Vice President, Business Development
Daniel M. Elkort	Executive Vice President and General Counsel
Esben W. Pedersen	Chief Investment Officer ("CIO")

Executive Compensation Philosophy

The primary objectives of our executive compensation program are to:

▪	Attract and retain talented executives capable of producing outstanding business results for the Company;

▪	Motivate and reward executives to achieve short and long-term financial and operational goals that drive shareholder value creation;

▪	Provide strong pay-performance linkage and a wide range of incentive compensation outcomes to ensure alignment between cost of executive compensation and the Company’s performance; and

▪	Implement policies and practices that are mindful of the concerns of our shareholders and good governance practices.

Furthermore, our NGC Committee believes the design of the executive compensation programs should:

▪	Emphasize variable compensation over fixed compensation;

▪	Reflect the entrepreneurial nature of the Company;

▪	Take into account both internal and external perspectives of pay and performance; and

▪	Incorporate quantitative pay determination aspects but also provide limited room for judgment by the NGC Committee.

Fiscal 2017 Business Performance Highlights

The following are highlights of the Company’s performance for fiscal 2017. The comparisons made are between fiscal 2017 and fiscal 2016 results.

▪	Revenue was $411.3 million, up 16%;

▪	Proportional gigawatt hours ("GWh") sold was 7,787 GWh, up 14%;

▪	Net cash provided by operating activities was $218 million, up 33%;

▪	Cash available for distribution ("CAFD") was $145.8 million, up 10%;

▪	Net loss was $82.4 million, up 57.6% from a net loss of $52.3 million;

▪	Adjusted EBITDA was $343.7 million, up 13%;

▪	The Company paid aggregate dividends in 2017 of $1.6738 per share of Common Stock to persons who were holders of record during 2017;

▪
The Company increased owned capacity 3.5% to 2,736 megawatts ("MW") and 20 wind projects at the end of fiscal 2017 (including one project it has agreed to acquire), compared to 2,644 MW in owned capacity and 18 wind projects at the end of fiscal 2016. Since the end of fiscal 2017, the Company acquired 5 projects with an owned capacity of 206 MW; and

▪
In June 2017, the Company entered into a strategic relationship with PSP Investments to provide the Company increased capital flexibility for new opportunities. In addition to a joint venture arrangement with PSP Investments providing for co-investment and cooperation in completing third party acquisitions, PSP became the Company's largest stockholder acquiring approximately a 9.9% stake in the Company.

A reconciliation of generally accepted accounting principles ("GAAP") to non-GAAP financial measures is provided in Exhibit A to this Proxy Statement.

Fiscal 2017 Executive Compensation Highlights

Consistent with our performance and philosophy to emphasize performance-based compensation, highlights in our compensation for named executive officers in 2017 included the following:

•
Excluding the CFO and CIO, salary and target total direct compensation ("TDC") (which is salary plus target incentive compensation) each increased by approximately 2.1% overall for our named executive officers as a group, reflecting the Company’s goal of managing both fixed pay and compensation expenses, respectively. As discussed further below under "- Elements of Compensation - Base Salary," during the course of planning and structuring the transactions contemplated by initiatives related to Pattern Development 2.0 and the strategic relationship with PSP Investments, in light of additional workload required by each of the CFO and CIO, the NGC Committee determined (among other things) to make adjustments to each of such officers' base salaries which increased their salaries and target TDC by approximately 30.1%. As a group, excluding the special restricted share and cash bonus awards to the CFO and CIO discussed below under "- Elements of Compensation - Additional 2017 Incentive Award Grants," but including the 2017 increases in base salaries discussed below under "- Elements of Compensation - Base Salary," salary and target TDC on an aggregated basis for the named executive officers increased by approximately 11.7% and 10.5%, respectively, between fiscal 2016 and fiscal 2017;

•
Actual total incentive compensation (which includes the 2017 bonus payment and the 2017 equity grants made in March 2018) for the Company's named executive officers for 2017 performance as individuals increased between 11.2% to 71.0% from 2016 levels, with the overall increase on an aggregated basis being 28.2%. The CFO and CIO had the most significant increases in actual total incentive compensation which were principally driven by the underlying adjustments to each of such officers' base salaries and target TDC. Improvements in overall 2017 business performance from 2016 as described under "Fiscal 2017 Business Performance Highlights" above, coupled with (1) actual total incentive compensation for the Company's named executive officers for 2016 performance as individuals decreasing between 13% to 29% from 2015 levels and (2) the adjustments to the base salaries and target TDC of the CFO and CIO in 2017 resulting in higher potential total incentive compensation for such officers, contributed to such increases in actual total incentive compensation for 2017.

•
Actual total incentive compensation for the Company's named executive officers for 2017 performance as an aggregated group remains below 2015 levels, even after considering the adjustments to the base salaries and target TDC of the CFO and CIO in 2017.

•
Total incentive compensation was principally driven by application of higher multiples used in the computation of TDC for the named executive officers in 2017 compared to 2016. Higher TDC multiples in 2017 were generally driven by the following:

◦	Above par performance on the "Other Corporate Growth-MWs added” corporate key performance indicator ("Corporate KPI") compared to below par performance in 2016, partially offset by:

▪	Below par performance on the "CAFD Growth" Corporate KPI compared to par performance in 2016;

▪	Par performance on the "Return on Equity Employed" Corporate KPI compared to above par performance in 2016; and

▪	Overall lower "Individual Performance Ratings" assigned under that Corporate KPI compared to 2016 ratings; and

◦
A ranking in 2017 of 8th out of 11 companies with respect to annual total shareholder return ("TSR") performance when compared to the TSR peer group compared to a ranking in 2016 of 9th out of the 11 companies. See "- Elements of Compensation - Incentive Compensation - Determination of Total Incentive Compensation Based on Fiscal 2017 Performance;"

•
Consistent with 2016, a higher percentage allocation of total incentive compensation was comprised of long term incentive awards rather than annual cash incentive awards for the named executive officers. Such percentage allocation was 70% for the chief executive officer and 60% for the other named executive officers in 2017. See “- Elements of Compensation - Incentive Compensation - Allocation of Fiscal 2017 Total Incentive Compensation between Annual and Long-Term Incentive Awards;"

•
Similarly consistent with 2016 and in line with a performance-based compensation philosophy, for 2017, 50% of the long term incentive award vests at the end of three years based on relative TSR performance measured against the TSR peer group;

•	We continued our practice of generally not providing perquisites to our named executive officers; and

•	There have been no increases to executive benefits to our named executive officers, who largely participate in the same programs as provided to other employees.

Key Compensation and Governance Policies

The NGC Committee continually reviews the Company’s executive compensation program to maintain compensation and governance practices that are in the best interests of our shareholders.

What we do:

•	We deliver a significant portion of each named executive officer’s compensation in variable pay tied to objective performance criteria set forth in the annual bonus plan KPIs;

•
We foster a highly performance-oriented culture by seeking to compensate named executive officers in line with the peer group, and at the higher ranges of the peer group compensation should the Company outperform performance targets or the comparative performance of other sector companies. Similarly, such officers will be paid less than peer group companies or target compensation for underperforming;

•	We tie pay to performance using a combination of internal (company financial and operational goals) and external (relative TSR) goals in our incentive plan;

•
We focus on the long-term success of our organization by delivering the majority of our incentive compensation in the form of equity awards with 3-year vesting, with 50% of the equity awards to be earned based on forward-looking relative TSR performance;

•	We maintain an executive stock ownership policy and have adopted a clawback policy;

•
In the event of a change in control, our equity incentive plan does not provide for accelerated vesting of equity awards unless the successor corporation fails to assume or substitute for an award upon the change in control; and

•
The NGC Committee has retained a compensation consultant, Frederic W. Cook Co. ("FW Cook"), who reports directly to the NGC Committee. The independence of such advisor has been analyzed under the independence factors specified in the applicable requirements of the SEC and NASDAQ listing standard.

What we don’t do:

•	We do not permit the repricing of stock options without stockholder approval;

•	We do not provide perquisites or supplemental retirement plans to our named executive officers;

•	We do not permit hedging or pledging in Company stock;

•	We do not provide single-trigger change of control provisions in our employment agreements with our named executive officers; and

•	We do not provide excise tax gross up payments in our employment agreements or equity plan.

Process for Determination of Executive Compensation

Use of Peer Groups

The NGC Committee regularly reviews the Company’s executive compensation program against the programs of peer group companies. The Company seeks to confirm that each of its compensation elements, its compensation structure, and the compensation opportunities provided under the program, are appropriate for the Company in light of its business stage, culture, performance and strategy. For 2017, the NGC Committee utilized separate groups of peer companies for the two purposes of (a) compensation benchmarking in assessing the reasonableness of base salaries and in determining target TDC opportunities for each named executive officer and (b) determining the Company’s relative TSR performance.

Peer group development was undertaken using the following guiding principles:

•	Comparable Business Content/Model. Peer companies should operate in similar industries and to the extent possible have similar cost structures, business models and global reach;

•
Company Size. Compensation opportunity levels are correlated to company size. Size determinants for compensation purposes are revenue and market capitalization, and other metrics considered include assets, number of employees and profitability;

•
Statistical Reliability. Peer groups should consist of a sufficient number of companies as too few companies may not result in a statistically significant number of matches to provide meaningful results or compensation values that are too volatile;

•	Executive Talent Sources. These are firms that the Company competes with for talent;

•
Competition for Investor Capital. Since compensation expense is a factor in financial performance, consideration should be given to have peer companies that stockholders may consider as alternative investment opportunities; and

•	Overall Reasonableness. In totality, the peer group needs to be reasonable.

After further review on behalf of the NGC Committee by FW Cook, the NGC Committee acted on the recommendation of the Company's management to select the following fourteen companies listed below as the Company's peer group for compensation benchmarking and in determining target TDC opportunities for each named executive officer (the "Compensation Peer Group") which differed from the peer group utilized in the prior year due to evolvement of the peer group guiding principles used to filter peer candidates:

Algonquin Power & Utilities Corp	Northland Power Inc.
Atlantic Power Corp	Omat Technologies
Boralex Inc	Otter Tail Corp.
Capital Power Corp	SJW Corp.
Empire District Electric	Suburban Propane Partners
Innergex Renewables Energy Inc.	Summit Midstream Partners
Natural Resource Partners LP	Unitil Corp.

See the description in “Base Salary” and “Incentive Compensation” below for more details.

Similarly, after further review on behalf of the NGC Committee by FW Cook, the NGC Committee acted on the recommendation of the Company's management to select the following ten companies listed below as the Company's peer group to determine the Company’s relative TSR performance (the "TSR Peer Group"). Such TSR Peer Group list is unchanged from the prior year. The bifurcation of peer groups for purposes of compensation benchmarking and determining the Company's relative TSR performance was made because the NGC Committee believed that that the Company's most comparable peer group for relative TSR performance is the "yieldco" sector; however, many of the companies in such sector do not have internal management and are therefore not useful in terms of pay benchmarking.

Brookfield Renewable Energy Partners	Boralex Inc.
NRG Yield	Innergex Renewables Energy Inc.
Northland Power	Hannon Armstrong
Algonquin Power	8point3 Energy
Nextera Energy Partners	Transalta Renewables

In connection with determining the Company’s relative TSR performance.

•
At the end of the fiscal year, historical relative TSR performance is used as one factor in determining each named executive officer’s TDC for the year. This is discussed in more detail below under “- Elements of Compensation - Incentive Compensation.”

•
Future relative TSR performance is used to determine the vesting of a portion of each named executive officer’s long-term incentive award. This is described in more detail below, under “- Elements of Compensation - Incentive Compensation - 2018 Long-Term Incentive Award Grants Based on Fiscal 2017 Performance.”

Role of the NGC Committee, Management, and our Compensation Advisors
The process of our NGC Committee in determining executive compensation, and the role of the chief executive officer, in such process is described above under “Board of Directors and Corporate Governance - Corporate Governance and Board Matters - Information Regarding the Board of Directors and Its Committees - Nominating, Governance and Compensation Committee.”
FW Cook was previously engaged by the NGC Committee to provide a review and serve as an objective, third party advisor on the reasonableness of the amount and form of executive compensation levels and compensation program structure. The NGC Committee considered whether any conflicts of interest were created by its retention of FW Cook taking into account various factors, and concluded that no conflicts of interest existed with respect to FW Cook.
In October 2016, FW Cook provided a compensation benchmarking peer group review to the NGC Committee analyzing the competitive positioning of named executive officer compensation. Following such analysis, the NGC Committee elected to maintain the prevailing target TDC for fiscal 2017 executive compensation, subject to an inflation adjustment for 2017.

Elements of Compensation

The table below identifies the principal elements of our fiscal 2017 executive compensation program, and the subsequent narrative provides a fuller description of each element.

Compensation Element		Form of Compensation	Brief Description
Base Salary		Cash	Minimum guaranteed compensation to reward individual performance and contributions
Incentive Compensation	Annual incentive compensation	Cash	Ensure that named executive officer total compensation reflects Company performance, is appropriately positioned relative to peers and supports the entrepreneurial nature of the Company	Incentivize and reward company and individual performance goals
	Long-term incentive compensation	Equity
Promote long-term company performance and stock ownership to align executive interests with shareholders

Restricted stock awards with 3-year vesting
-50% based on relative total shareholder return
-50% service-based vesting

Retirement Benefits		401(k) plan	Eligibility to participate in and receive Company contributions to our 401(k) plan (available to all employees)

Base Salary

The Company provides base salaries as a guaranteed minimum amount of compensation in consideration of day-to-day performance. Base salaries are designed to reward individual performance and contributions consistent with an executive officer's position and responsibilities. The NGC Committee annually reviews the base salaries of the named executive officers, and may adjust base salaries, typically at the beginning of a fiscal year, based upon consideration of:

▪	The executive's current salary;

▪	The executive's performance and contributions during the past fiscal year;

▪	The executive's qualifications and responsibilities;

▪	The executive's tenure with the Company and the position held by the executive;

▪	The Company-wide cost-of-living and merit pool increase in the base salaries for all employees;

▪	Competitive salary considerations relative to similar positions at other companies competing for talent in the Company's employment market, including the Company's Compensation Peer Group companies;

▪	The overall economic environment within which we operate; and

▪	The recommendation of the chief executive officer, in the case of all named executive officers other than himself.

Based on consideration of these factors, and consistent with the overall cost-of-living and merit increase budget of the Company, the NGC Committee approved a 2.1% increase in base salary for each named executive officer in fiscal 2017.

In addition, during the course of planning and structuring the transactions contemplated by initiatives related to Pattern Development 2.0 and the strategic relationship with PSP Investments, in light of the additional workload required by each of Mr.

Lyon and Mr. Pedersen, the NGC Committee and our Board of Directors initiated a review of such officers' compensation arrangements. Such review considered the following factors:

▪
A consideration of the base salaries of Mr. Lyon and Mr. Pedersen compared to peer group market data which, following the adjustment discussed below, are generally within a competitive range of the peer median with some variability;

▪
The leadership efforts and additional workload placed upon Mr. Lyon and Mr. Pedersen in connection with the planning, structuring, negotiation, and execution of the initiatives related to Pattern Development 2.0 and the strategic relationship with PSP Investments and the consummation of the transactions contemplated thereby; and

▪	A desire to continue to motivate and retain Mr. Lyon and Mr. Pedersen.

After consideration, a determination was made to make, in addition to certain special one-time awards discussed further below under "- Additional 2017 Incentive Award Grants," an increase in base salary to $330,000 per annum for each of Mr. Lyon and Mr. Pedersen effective and contingent upon the execution of the agreements related to such initiatives which occurred on June 16, 2017.

Named Executive Officer	Fiscal 2017 Base Salary	Fiscal 2016 Base Salary
Michael M. Garland	$439,802	$430,756
Michael J. Lyon (1)	$330,000	$248,358
Hunter H. Armistead	$357,339	$349,989
Daniel M. Elkort	$318,856	$312,298
Esben W. Pedersen (1)	$330,000	$249,059

(1)	See description above relating to increase in June 2017.

In alignment with the compensation philosophy and the Company's emphasis on the link between pay and performance, base salaries are a less significant percentage of TDC compared to the Company's variable performance-based compensation. Based upon the updated executive pay benchmarking analyses conducted in 2016 discussed above under "- Process for Determination of Executive Compensation - Role of the NGC Committee, Management, and our Compensation Advisors," base salaries are generally within a competitive range of the peer median with some individual variability due to tenure, performance, and role-specific factors not adequately reflected in market benchmarks.
Incentive Compensation

The NGC Committee seeks to align the Company’s cash and equity based incentive programs provided as a part of named executive officer incentive compensation with the Company's overall executive compensation philosophy discussed above under "- Executive Summary - Executive Compensation Philosophy" and with the Company’s performance. The details of these programs, which were utilized in determining payouts for 2017, are described below.

Overview of the Incentive Compensation Plan Design and Award Determination Process

Under the design, cash and equity award levels are determined as follows:

▪
Step 1. Prior to or at the start of the fiscal year, the NGC Committee determines a target TDC value (which includes salary plus target incentive compensation) for each named executive officer taking into account the Company compensation philosophy and Compensation Peer Group compensation data. The NGC Committee also sets incentive plan goals or KPIs (key performance indicators) against which performance will be measured at the end of the fiscal year. KPIs incorporate Company financial and operational performance goals and individual performance goals (collectively, the "Corporate KPIs") and the Company's relative TSR performance over the year (the "TSR KPI").

▪
Step 2. At the end of the fiscal year, performance is assessed against the Corporate KPIs into one of three levels of performance ("below par," "at par," or "above par") for each Corporate KPI separately. Each level of performance has a corresponding multiple range that is set by the NGC Committee. This is used to formulaically calculate a performance multiple range to be applied to each named executive officer’s target TDC.

▪
Step 3. Once the performance multiple range is determined in Step 2 for each Corporate KPI separately, the exact point within the range to be applied to target TDC is determined based on the TSR KPI performance. For example, relative TSR that exceeds all of the TSR Peer Group peers results in a performance multiple that is the highest point in the range. Conversely, relative TSR that is below all of the TSR Peer Group peers results in a performance multiple that is at the lowest point in the range. Relative TSR performance that is at the median, results in a performance multiple that is at the midpoint of the performance range. If the Company’s Corporate KPIs are below threshold and the Company’s relative TSR is less than all of the TSR Peer Group companies, there is no funding of incentive compensation.

▪	Step 4. Base salary is subtracted from each named executive officer's TDC as determined above to determine total incentive compensation award values.

▪
Step 5. Total incentive compensation award values are allocated between annual cash incentives (paid in the first quarter following fiscal year end) and long-term incentives (granted in the first quarter following fiscal year end). Allocations are determined using a sliding scale within a pre-determined range, with the weighting of long-term incentives increasing (and the weighting of annual cash incentives correspondingly decreasing) as actual TDC increases relative to target TDC. The NGC Committee determines the types of long-term incentive awards that will be granted each year and the vesting conditions for each award.

The NGC Committee reserves the right to use its discretion, if appropriate, to adjust the calculated TDC values to take into account individual or corporate performance factors not otherwise captured in the process described above. The NGC Committee has not exercised this right to date.

Fiscal 2017 Target TDC and TDC Ranges by Named Executive Officer

The target TDC value for each named executive officer is determined by the NGC Committee to be competitively positioned relative to Compensation Peer Group median. The TDC ranges are designed to allow for variation in competitive positioning based on actual Company and individual performance. For fiscal 2017, the NGC Committee approved the following TDC ranges and incentive compensation allocation ranges for the named executive officers:

Named Executive Officer	Fiscal 2017 Target TDC	TDC Ranges Based on Performance of Corporate and Relative TSR KPIs Expressed as a Multiple of Target TDC(1)			Incentive Compensation Allocation Ranges Expressed as a Percent of Total Incentive Compensation
		Performance Below Par on Corporate KPIs	Performance At Par on Corporate KPIs	Performance Above Par on Corporate KPIs	Annual Cash Incentive Weighting	Long-Term Incentive Weighting
Michael M. Garland	$1,979,000	0.22x - 0.67x	0.89x - 1.11x	1.33x - 3.33x	20% - 40%	60% - 80%
Michael J. Lyon	$1,073,000	0.31x - 0.69x	0.85x - 1.15x	1.31x - 3.0x	30% - 50%	50% - 70%
Hunter H. Armistead	$1,340,000	0.27x - 0.73x	0.87x - 1.13x	1.27x - 2.73x	30% - 50%	50% - 70%
Daniel M. Elkort	$1,036,000	0.31x - 0.69x	0.85x - 1.15x	1.31x - 3.0x	30% - 50%	50% - 70%
Esben W. Pedersen	$1,073,000	0.31x - 0.69x	0.85x - 1.15x	1.31x - 3.0x	30% - 50%	50% - 70%

(1)
For lowest Corporate KPI performance and lowest TSR KPI, the lowest level of TDC for each of the named executive officers would equal their base salary, resulting in no additional payouts over base salary.

It is important to note that at-par performance on our Corporate KPIs results in a 1x multiple (i.e., target) in our incentive structure if our relative TSR is at the median for our TSR Peer Group (i.e., "at par" for the TSR KPI). A multiple above 1x is only achievable at par performance for the Corporate KPIs if performance exceeds target (i.e., median) on the TSR KPI. Similarly, our multiple can be below 1x at par performance for the Corporate KPIs if the TSR KPI is below target (i.e., median).

Fiscal 2017 Incentive Compensation Plan KPIs

For fiscal 2017, the NGC Committee approved KPIs related to the following Company and individual performance metrics:

Corporate KPIs	Definition	Rationale For Inclusion
Cash Available for Distribution (“CAFD”) Growth	Cash available for distribution per share CAGR since 2014 (1)(2)	CAFD growth is the Company’s principal financial target
Return on Equity Employed	2017 CAFD divided by total equity before noncontrolling interest as of the beginning of the year	Return on equity employed provides an indication of management’s effectiveness in deploying capital
Other Corporate Growth	Megawatts (“MWs”) added in new construction or new PPAs (or equivalent)	Other corporate growth provides the foundation for achieving future growth
Safety	OSHA Total Recordable Incident Rate (“TRIR”)	Safety for the Company’s workforce is a top priority
Individual Performance Rating	Performance rating	Meeting organizational objectives requires outstanding performance by individuals
TSR KPI
Relative TSR	Ranking of the Company's TSR for the fiscal year compared to the TSR Peer Group	Relative TSR is an indicator of management's creation of shareholder value

(1)
The Company defines cash available for distribution as net cash provided by operating activities as adjusted for certain other cash flow items that it associates with its operations. It is a non-U.S. GAAP measure of the Company’s ability to generate cash to service its dividends. Cash available for distribution represents cash provided by operating activities as adjusted to (i) add or subtract changes in operating assets and liabilities, (ii) subtract net deposits into restricted cash accounts, which are required pursuant to the cash reserve requirements of financing agreements, to the extent they are paid from operating cash flows during a period, (iii) subtract cash distributions paid to noncontrolling interests, (iv) subtract scheduled project-level debt repayments in accordance with the related loan amortization schedule, to the extent they are paid from operating cash flows during a period, (v) subtract non-expansionary capital expenditures, to the extent they are paid from operating cash flows during a period, (vi) add cash distributions received from unconsolidated investments, to the extent such distributions were derived from operating cash flows and (vii) add or subtract other items as necessary to present the cash flows the Company deems representative of its core business operations.

The most directly comparable U.S. GAAP measure to cash available for distribution is net cash provided by operating activities.

(2)	The Company’s Corporate KPI for CAFD growth is determined by reference to its compound annual growth rate ("CAGR") for cash available for distribution per share for the three years following 2014.

The following table shows the weighting and performance targets for each fiscal 2017 Corporate KPI:

Corporate KPI	Weight	Level of Performance
		Below Threshold	Below Par	Par	Above Par
CAFD Growth	25%	<0%	<10%	10-12%	>12%
Return on Equity Employed	20%	<0%	<12%	12-15%	>15%
Other Corporate Growth - MWs added	30%	—	<225 owned MW	225-300 owned MW	>300 owned MW
Safety (TRIR)	5%	>4.0	> 3.0 (TRIR) and CEO judgment	2-3 (TRIR) and CEO judgment	< 2.0 (TRIR) and CEO judgment
Individual Performance Ratings	20%	1	1.1-2.4	2.4-3.5	3.5-5

Performance goals were established and reviewed by the NGC Committee and Board of Directors during fiscal 2017 at a time when performance relative to those goals remained substantially uncertain.

Determination of Total Incentive Compensation Based on Fiscal 2017 Performance

The following table summarizes the achievement of fiscal 2017 Corporate KPIs:

Corporate KPI	Weight	Performance Achievement	Performance Relative to Par
CAFD Growth	25%	8%	Below par
Return on Equity Employed	20%	Approx. 15%	At par
Other Corporate Growth - MWs added	30%	297 MW PPAs & 340 MW construction	Above par
Safety (TRIR)	5%	0.6	Above par
Individual Performance Ratings	20%	Varies by NEO In range of par to above par	At par for each NEO, except CFO and CIO rated above par(1)

(1)
While individual performance ratings for the CFO and CIO were rated above par and the remaining named executive officers were rated at par, all of such ratings were reduced one rating level by recommendation of the CEO based upon an overall qualitative assessment of the Company's performance in 2017. The NGC Committee agreed with the recommendation.

Based on the TSRs of the companies in its TSR Peer Group, the Company ranked eighth out of eleven companies for the year ended December 31, 2017. This results in TDC multiples (except for one named executive officer) that are at 70% below the top of the ranges specified for each Corporate KPI in the compensation calculations.

Based on the level of performance achieved for each Corporate KPI (including individual performance), the application of the weightings for each Corporate KPI, and the Company’s relative TSR performance to its TSR Peer Group, the NGC Committee approved the following total incentive compensation values for the named executive officers:

Named Executive Officer	Fiscal 2017 Base Salary	Fiscal 2017 Target TDC	NGC Committee Approved Actual TDC and Total Incentive Compensation
			TDC Multiple of Target(2)	TDC Value	Total Incentive Compensation(3)
Michael M. Garland	$439,802	$1,979,000	1.03x	$2,034,000	$1,594,000
Michael J. Lyon	$330,000 (1)	$1,073,000	1.12x	$1,197,000	$867,000
Hunter H. Armistead	$357,339	$1,340,000	0.97x	$1,299,000	$942,000
Daniel M. Elkort	$318,856	$1,036,000	1.01x	$1,050,000	$731,000
Esben W. Pedersen	$330,000 (1)	$1,073,000	1.12x	$1,197,000	$867,000

(1)	Reflects base salary increase in June 2017 described under "-Elements of Compensation - Base Salary." Such increased amounts were utilized for purposes of determining Fiscal 2017 Target TDC.

(2)
The TDC multiples of target for all named executive officers, including for the chief executive officer, resulted from application of the same formula to each officer, although each named executive officer has his own set of ranges of multiples for the Corporate KPIs. See table above under “- Fiscal 2017 Target TDC and TDC Ranges by Named Executive Officer,” and note the starting range for multiples of the chief executive officer are higher for at or above par performance.

(3)	This is calculated by subtracting base salary from the TDC value.

Allocation of Fiscal 2017 Total Incentive Compensation between Annual and Long-Term Incentive Awards

Utilizing a sliding scale within a pre-determined range discussed above under "- Incentive Compensation - Overview of Incentive Compensation Plan Design and Award Determination Process - Step 5," approximately 30% of the chief executive officer’s total incentive compensation and 40% of other named executive officers’ total incentive compensation were allocated to the annual cash incentive, and the balances were allocated to long-term incentive awards as set forth in the table below. Under the Company's plan, the weighting of long-term incentives increases (and the weighting of annual cash incentives correspondingly decreases) as actual TDC increases relative to target TDC. As a result, for 2017, the indicated percentage representing the weighting to annual cash incentive is at the midpoint of the pre-determined range because the actual 2017 TDC for each of the named executive officers is between 97% and 112% of the targeted TDC.

Named Executive Officer	Total Incentive Award Value	Annual Cash Incentive Award		Long-Term Incentive Award(1)
		% Allocation	$ Value	% Allocation	$ Value
Michael M. Garland	$1,594,000	30%	$478,000	70%	$1,116,000
Michael J. Lyon	$867,000	40%	$347,000	60%	$520,000
Hunter H. Armistead	$942,000	40%	$377,000	60%	$565,000
Daniel M. Elkort	$731,000	40%	$293,000	60%	$438,000
Esben W. Pedersen	$867,000	40%	$347,000	60%	$520,000

(1)
The long-term incentive award was made in the form of service-based and performance-based restricted stock awards granted on March 15, 2018. Half of the award will vest ratably based on continued service over a three-year period and half will vest at the end of three years based on relative TSR measured against the TSR Peer Group. The NGC Committee believes such awards encourage long-term service from the named executive officers. See “- 2018 Long-Term Incentive Award Grants Based on Fiscal 2017 Performance.”

2018 Long-Term Incentive Award Grants Based on Fiscal 2017 Performance

As indicated in the footnote above, the long-term incentive award was made in the form of service-based and performance-based restricted stock awards granted on March 15, 2018. Half of the award will vest ratably based on continued service over a three-year period and half will vest at the end of three years based on relative TSR measured against the TSR Peer Group. Relative TSR was chosen as the long-term performance metric to provide additional alignment between shareholder interests and named executive officer compensation. Performance-based restricted stock awards will be earned as follows:

Relative TSR Performance vs TSR Peer Group	Shares Vesting as % of Target Number of Shares Granted
Below 25th percentile	None
25th percentile	50%
50th percentile	100%
75th percentile or above	150%
Interpolation on a straight line method if between specified percentiles. Relative TSR is calculated over three years.

The restricted stock awards (service-based and performance-based) were granted on March 15, 2018 and, therefore, in accordance with SEC rules will be disclosed in the summary compensation table for 2018.

Additional 2017 Incentive Award Grants

In addition to the increase in base salaries for each of Mr. Lyon and Mr. Pedersen discussed above under "- Elements of Compensation - Base Salary," based upon a consideration of the factors discussed therein in connection with the review of such officers' compensation arrangements, the following additional incentive award grants were made:

▪
A special one-time award of vested restricted shares valued at $250,000 granted in June 2017 under the Company's Equity Incentive Award Plan. The number of shares was determined based upon the Company's trailing 20 trading day volume weighted average share price for the period ending on and including one trading day prior to the execution of the definitive agreements related to Pattern Development 2.0 and the strategic relationship with PSP Investments, and amounted to 11,126 shares; and

▪	A special one-time cash bonus of $250,000 that was paid in June 2017.

Vesting of 2015 Long-Term Incentive Award Grants

In March 2018, the 2015 long-term incentive awards (“2015 TSR Awards”) granted on April 10, 2015 vested. The vesting of the 2015 TSR Awards was linked to the Company’s relative TSR measured against the TSR peer group previously defined for such 2015 TSR Awards which consisted of the following 12 companies: Algonquin Power & Utilities Corp, Atlantic Power Corp, Boralex Inc, BreitBurn Energy Partners LP, Capital Power Corp, Capstone Infrastructure Corp, Innergex Renewables Energy Inc., Legacy Reserves LP, Natural Resource Partners LP, Niska Gas Storage Partners LLC, Northland Power Inc., and Vanguard Natural Resources LLC. Companies that become bankrupt during the performance period are force-ranked to the bottom of the group and those that are acquired during the performance period are excluded from the final calculation. Based upon the relative TSR Performance versus the peer group, the potential vesting ranged from 0% for performance below the 25th percentile, 50% for performance at the 25th percentile, 100% for performance at the 50th percentile, and 150% for performance at the 75th percentile or above. For performance between percentiles, interpolation is made on a straight line method. Dividend equivalents accrue and are paid out at the same proportion as the performance based shares.

Based upon the Company’s relative TSR performance, the vesting was determined by the NGC Committee. The Company’s performance over the three-year period (2015-2017) resulted in a relative performance ranking of 6th of the 11 applicable members of the group (Capstone Infrastructure Group and Niska Gas Storage Partners LLC were each acquired during the performance period). This resulted in satisfaction of the TSR Performance condition at the 50th percentile level, and, as a result, the 2015 TSR Awards were earned at 100% of the targeted award level.

2015 TSR Awards Vesting for Performance over the Three-Year Period (2015-2017)

Name	Target Award at Grant (#)	Actual Award Shares(1) (#)
Michael M. Garland	22,638	22,638
Michael J. Lyon	7,227	7,227
Hunter H. Armistead	11,581	11,581
Daniel M. Elkort	8,133	8,133
Esben W. Pedersen	7,265	7,265

(1)	Accrued dividends were paid out in cash at the same proportion as the 2015 TSR Awards earned. Such dividends were factored into the grant date fair value of the stock awards.

Retirement Benefits

The Company sponsors a 401(k) plan for all of its employees in which the named executive officers participate.

Perquisites

The Company does not provide perquisites to its named executive officers.

Employment Agreements

In anticipation of our October 2013 initial public offering, our board of directors approved new employment agreements for our named executive officers, which are described below under “Executive Compensation - Employment and Severance Agreements.” These include severance payments upon a termination by us without cause, by the named executive officer for good reason, or due to a non-extension of the agreement at our election.

We do not provide excise tax gross-ups or enhanced severance for terminations in connection with a change in control.

Key Executive Compensation and Governance Policies and Practices

The NGC Committee continually reviews the Company’s executive compensation program to maintain compensation and governance practices that are in the best interests of our shareholders. The following are compensation and governance policies and practices that have been implemented for the Company's named executive officers.

Executive Common Stock Ownership Policy

Because we believe that certain executives should own and hold equity interests in the Company to further align their interests and actions with the interests of our stockholders, management has adopted a policy regarding minimum executive ownership of the Company’s shares.

Under the policy, the chief executive officer has a target Common Stock holding of 5x base salary; each of the executive vice presidents, chief financial officer, and chief investment officer have a target holding of 3x base salary; and each of the senior vice presidents have a target holding of 2x base salary. Each target is expected to be attained within 5 years of initial employment by the Company or promotion to the referenced executive position through retention of stock awards received under the Company’s 2013 Equity Incentive Award Plan, as may be amended (the “Equity Plan”). The NGC Committee will evaluate the chief executive officer’s compliance with the target and the chief executive officer will evaluate the other officers’ compliance with their targets, including both periodic assessment of progress toward the targets and consideration of hardship requests for full or partial waiver of individual targets. For purposes of the policy, holdings include (i) stock beneficially owned in a trust, by a spouse, and/or minor children and (ii) restricted stock awards and restricted stock units (both vested and unvested), but do not include stock options, whether vested or unvested. As of March 31, 2018, all executives subject to the policy met the stock ownership requirements, except for Mr. Deters, Mr. Devlin and Mr. Ostberg who were appointed in August 2014, August 2016 and March 2017, respectively.

Anti-Hedging and Anti-Pledging Policies

The Company’s statement of policy concerning insider trading prohibits officers and directors from pledging Company securities as security for financial indebtedness or otherwise. In addition, under the policy, the Company prohibits directors, officers, all other employees of the Company and Pattern Development 1.0, as well as partnerships, trusts, corporations, investment accounts and similar entities over which any of the foregoing individuals exercise control or direction (together, “Company Personnel”), from entering into a hedging transaction that has the effect of reducing or eliminating the investment risks associated with any Company stock owned by such person. The prohibition applies whether the stock has been acquired from the Company pursuant to an employee benefit plan, or has been purchased by the holder in the market.

The Company also prohibits Company Personnel from purchasing Company securities on margin or holding Company securities in a margin account, as well as trading in options on the Company’s stock.

Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) generally prevents any public company from claiming a deduction for compensation in excess of $1 million for certain executive officers. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 ("TCJA"), Section 162(m) provided an exemption from this deduction limitation for compensation that qualified as "performance-based compensation" as defined under Section 162(m). However, under the TCJA, the exemption for “performance-based compensation” under Section 162(m) has been repealed, effective for taxable years beginning after December 31, 2017, subject to transition relief for certain arrangements in place as of November 2, 2017 and not modified thereafter. Given the uncertain scope of the transition relief and the absence of any rulemaking at this time, the full impact of the new Section 162(m) on the Company and its executive compensation practices is not yet known. The NGC Committee does not require our executive compensation to be tax deductible, and will continue to balance the costs and benefits of tax deductibility against our executive compensation objectives.

Equity Grant Practices

The Company generally grants equity incentives once a year in the first quarter after the completion of its audit for the preceding fiscal year. With approval from the NGC Committee, the Company may grant equity incentives in connection with hiring a key employee.

Clawback Policy

In 2017, the Board adopted a Clawback Policy. All equity and non-equity incentive plan compensation granted by the Company in 2018 and thereafter is subject to this Clawback Policy. The policy provides that if an accounting restatement is required due to the Company's material non-compliance with any accounting requirements, then all of the Company's executive officers, regardless of whether they were at fault or not in the circumstances leading to the restatement, will be subject to forfeiting any excess in the incentive compensation they earned over the prior three years over what they would have earned if there had not been a material non-compliance in the financial statements. In addition, the policy provides that if an accounting restatement is required that involved willful or intentional misconduct or fraud by one of the Company's executive officers, up to all of such executive officer's incentive based compensation over the prior three years will be subject to forfeiture.

2017 "Say-on-Pay" Vote Considerations

In June 2017, our say-on-pay proposal was approved by approximately 86.1% of votes cast by our stockholders. While the NGC Committee believes that the voting results conveyed our stockholders' support of the philosophy, strategy, and objectives of our executive compensation program, the NGC Committee and management are committed to continuing to strengthen our pay-for-performance correlation, as well as the overall design of our executive compensation program. The NGC Committee and management will continue to use the annual say-on-pay vote as a guidepost for stockholder perspective.

Report of the Nominating, Governance and Compensation Committee of the Board of Directors (1)

The nominating, governance and compensation committee of the board of directors furnishes the following report to the stockholders of the Company in accordance with applicable SEC rules.

The nominating, governance and compensation committee reviewed and discussed the Compensation Discussion and Analysis set forth above with the Company's management. Based on that review and discussion, the nominating, governance and compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Dated April 20, 2018

Respectfully submitted by:

Patricia Bellinger, Chair
Alan Batkin
The Lord Browne of Madingley

__________________

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Pattern Energy Group Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

The following table provides information concerning compensation of our principal executive officer, principal financial officer and our other three most highly paid executive officers, referred to as named executive officers, for the fiscal years ended December 31, 2017, 2016 and 2015.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($) (2)		Option Awards ($)	All Other Compensation ($)		Total ($)
Michael M. Garland, President and Chief Executive Officer	2017	439,802	—		478,000	948,006		—	13,500	(3)	1,879,308
	2016	430,756	—		456,000	1,842,521		—	13,250		2,742,527
	2015	420,250	—		491,000	2,205,294			79,089		3,195,633

Michael J. Lyon, Chief Financial Officer	2017	294,971	250,000	(9)	347,000	540,992	(8)	—	13,500	(4)	1,446,463
	2016	248,358	—		215,000	583,745		—	12,418		1,059,521
	2015	242,300	—		251,000	704,035		—	31,645		1,228,980

Hunter H. Armistead, Executive Vice President, Business Development	2017	357,339	—		377,000	487,004		—	13,500	(5)	1,234,843
	2016	349,989	—		360,000	945,025		—	13,250		1,668,264
	2015	341,453	—		407,000	1,128,188		—	45,179		1,921,820

Daniel M. Elkort, Executive Vice President and General Counsel	2017	318,856	—		293,000	366,005		—	13,500	(6)	991,361
	2016	312,298	—		271,000	733,764		—	13,250		1,330,312
	2015	304,681	—		316,000	792,306		—	37,839		1,450,826

Esben W. Pedersen, Chief Investment Officer	2017	295,299	250,000	(9)	347,000	627,004	(8)	—	13,500	(7)	1,532,803
	2016	249,059	—		251,000	586,256		—	12,453		1,098,768
	2015	242,984	—		252,000	707,746		—	26,472		1,229,202

(1)	For 2017, reflects the cash incentive award paid in early 2018 for 2017 performance as described in the Compensation Discussion and Analysis.

(2)
This column represents the grant date fair value for stock awards granted to the officer in 2017, 2016, and 2015, computed in accordance with FASB ASC Topic No. 718. Because such stock awards are subject to performance conditions, the value reported at grant date is based on the probable outcome of such conditions. For additional information, refer to Note 15 to our consolidated financial statements in our Annual Report on Form 10-K for the years ended December 31, 2017, 2016 and 2015, for a discussion of our assumptions in determining the grant date fair values of equity awards. Such awards in the table above are reported at target awards for 2017 and maximum awards for 2016 and 2015. At maximum awards, the value of 2017 awards for Mr. Garland, Mr. Lyon, Mr. Armistead, Mr. Elkort and Mr. Pedersen are $1,185,020, $613,750, $608,754, $457,502 and $721,268.

(3)
Amount reflects 401(k) contributions made on behalf of Mr. Garland. Does not include dividends paid on stock awards during 2017 because those amounts were factored into the grant date fair value of the stock awards.

(4)
Amount reflects 401(k) contributions made on behalf of Mr. Lyon. Does not include dividends paid on stock awards during 2017 because those amounts were factored into the grant date fair value of the stock awards.

(5)
Amount reflects 401(k) contributions made on behalf of Mr. Armistead. Does not include dividends paid on stock awards during 2017 because those amounts were factored into the grant date fair value of the stock awards.

(6)
Amount reflects 401(k) contributions made on behalf of Mr. Elkort. Does not include dividends paid on stock awards during 2017 because those amounts were factored into the grant date fair value of the stock awards.

(7)
Amount reflects 401(k) contributions made on behalf of Mr. Pedersen. Does not include dividends paid on stock awards during 2017 because those amounts were factored into the grant date fair value of the stock awards.

(8)
Includes a special one-time award of vested restricted shares valued at $250,000 made in June 2017. See "Compensation Discussion and Analysis - Elements of Compensation - Additional 2017 Incentive Award Grants."

(9)	See "Compensation Discussion and Analysis - Elements of Compensation - Additional 2017 Incentive Award Grants."

In accordance with SEC rules, the equity awards reflected in the table above under 2017 were granted in 2017 as described in the Grants of Plan-Based Awards table below, but the amounts were determined based on our 2016 performance, as described in the Company's proxy statement filed on April 17, 2017.

Grants of Plan-Based Awards
The following table provides information on all plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2017.

			Estimated Future Payout Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Award Type	Target ($)	Target (#)	Maximum (#)
Michael M. Garland	3/15/2017	Time-based RSAs			—		24,196	(3)	474,000
	3/15/2017	Performance-based RSAs		24,333	36,500	(4)	—		474,007
	NA	Non-Equity Incentive Plan Compensation(5)	—

Michael J. Lyon	3/15/2017	Time-based RSAs			—		7,427	(3)	145,495
	3/15/2017	Performance-based RSAs		7,469	11,204	(4)	—		145,496
	6/16/2017	RSA grant					11,126	(6)	250,001
	NA	Non-Equity Incentive Plan Compensation(5)	—

Hunter H. Armistead	3/15/2017	Time-based RSAs			—		12,430	(3)	243,504
	3/15/2017	Performance-based RSAs		12,500	18,750	(4)	—		243,500
	NA	Non-Equity Incentive Plan Compensation(5)	—

Daniel M. Elkort	3/15/2017	Time-based RSAs			—		9,342	(3)	183,010
	3/15/2017	Performance-based RSAs		9,394	14,091	(4)	—		182,995
	NA	Non-Equity Incentive Plan Compensation(5)	—

Esben W. Pedersen	3/15/2017	Time-based RSAs			—		9,622	(3)	188,495
	3/15/2017	Performance-based RSAs		9,677	14,516	(4)	—		188,508
	6/16/2017	RSA grant					11,126	(6)	250,001
	NA	Non-Equity Incentive Plan Compensation(5)	—

(1)
This column represents the target and maximum potential number of RSAs that will vest based upon the achievement of certain pre-determined performance conditions. The minimum future payout is zero if certain performance conditions are not met.

(2)
This column represents the grant date fair value computed in accordance with FASB ASC Topic No. 718 of RSAs granted to the named executive officers. The grant date fair value is the amount that we would expense in our financial statements over the award's service period. For additional information, refer to Note 15 to our consolidated financial statements in our Annual Report on Form 10-K for the years ended December 31, 2017, 2016, and 2015, for a discussion of our assumptions in determining the grant date fair values of equity awards. The grant date fair value is based upon target awards as the probable outcome of the performance conditions.

(3)
Amounts represent time-vested RSAs granted to the named executive officers on March 15, 2017. One-third of the RSAs granted on March 15, 2017 vested in December 2017, with the remaining RSAs vesting in two approximately equal annual installments through December 2019.

(4)
Amounts represent performance-based RSAs granted on March 15, 2017 to the named executive officers. These RSAs may vest after December 31, 2019 based on achievement of relative TSR performance conditions. See “Compensation Discussion and Analysis” for a description of these type of awards.

(5)
Each individual does not have a target cash bonus. Instead, each individual has a target TDC (which includes salary and incentive opportunities), and the amount earned for the year is determined from this TDC amount. After subtracting salary from the amount determined, the incentive portion is then allocated between cash and grants of stock awards as described in Compensation Discussion and Analysis. The amount actually allocated to the cash incentive award for 2017 performance is set forth in the Summary Compensation Table.

(6)	Special one-time award of vested restricted shares. See "Compensation Discussion and Analysis - Elements of Compensation - Additional 2017 Incentive Award Grants."

Outstanding Equity Awards at Fiscal Year End 2017
The following table provides information on all outstanding equity awards held by the named executive officers as of December 31, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis-able	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested ($) (5)	Number of Unearned Stock Awards That Have Not Vested		Market Value of Unearned Stock Awards That Have Not Vested ($) (5)
Michael M. Garland	175,012	—	22.00	9/25/2023
								22,638	(1)	486,491
					13,215	(2)	283,990
								53,588	(3)	1,151,606
					16,131	(5)	346,665
								36,500		784,385
Michael J. Lyon	36,461	—	22.00	9/25/2023
								7,227	(1)	155,308
					4,187	(2)	89,979
								16,977	(3)	364,836
					4,952	(4)	106,418
								11,204	(5)	240,774
Hunter H. Armistead	60,768	—	22.00	9/25/2023
								11,581	(1)	248,876
					6,778	(2)	145,659
								27,485	(3)	590,653
					8,287	(4)	178,088
								18,750	(5)	402,938
Daniel M. Elkort	44,283	—	22.00	9/25/2023
								8,133	(1)	174,778
					5,264	(2)	113,123
								21,341	(3)	458,618
					6,228	(4)	133,840
								14,091	(5)	302,816
Esben W. Pedersen	36,461	—	22.00	9/25/2023
								7,265	(1)	156,125
					4,206	(2)	90,387
								17,051	(3)	366,426
					6,415	(4)	137,858
								14,516	(5)	311,949

(1)	The RSAs were granted on April 10, 2015 and are subject to relative TSR performance. The number of awards represents the actual number that vested on March 15, 2018.

(2)
The RSAs were granted on March 15, 2016. One-third of the RSAs vested in December 2016 and one-third vested in December 2017. Subject to certain restrictions, the remaining RSAs will vest in December 2018.

(3)
The RSAs were granted March 15, 2016 and are subject to relative TSR performance. The number of awards represents the maximum that would vest after December 31, 2018 subject to attaining the pre-determined performance conditions.

(4)
The RSAs were granted on March 15, 2017. One-third of the RSAs vested in December 2017. Subject to certain restrictions, the remaining RSAs will vest one-third in December 2018 and one-third in December 2019.

(5)
The RSAs were granted March 15, 2017 and are subject to relative TSR performance. The number of awards represents the maximum that would vest after December 31, 2019 subject to attaining the pre-determined performance conditions.

(6)	Market value is based on the fair value of shares of our Common Stock of $21.49 on December 29, 2017, as reported on the NASDAQ Global Select Market.
Option Exercises and Stock Vested in Fiscal Year 2017
The following table provides information on stock option exercises and vesting of restricted stock awards during the fiscal year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Michael M. Garland	—	—	31,147	666,857
Michael J. Lyon	—	—	20,939	468,665
Hunter H. Armistead	—	—	15,969	341,896
Daniel M. Elkort	—	—	11,922	255,250
Esben W. Pedersen	—	—	21,704	485,043

(1)
The value realized on the exercise of the options (if any) represents the difference between the fair value of shares of our Common Stock on the date of exercise and the option exercise price, multiplied by the number of shares for which the option was exercised.

(2)	The value realized on the vesting of restricted stock awards represents the fair market value of shares of our Common Stock on the vesting date, multiplied by the number of shares that vested.

Potential Payments upon Termination and Change in Control

As described below under “- Employment and Severance Agreements,” the employment agreements of our named executive officers provide for a cash severance payment and continuation of medical and insurance benefits upon termination without cause, termination by the named executive officer for good reason, or termination due to non-extension of the agreement at our election. The employment agreements do not provide for additional severance payments, medical or insurance benefits or any other perquisites if their employment termination occurs following a change in control.

Our Equity Plan does not provide for accelerated vesting on a change of control, unless the successor corporation fails to assume or substitute for an award upon a change in control, in which case such award shall become fully vested and, if applicable, exercisable and all forfeiture restrictions on such award shall lapse immediately prior to the consummation of such change in control.

The following table provides information regarding potential payments to each of our named executive officers in connection with certain termination events, including termination related to a change of control of the Company, as of December 31, 2017.

	Acceleration of Vesting If Awards Not Assumed
Name	Stock Options ($) (1)	Restricted Stock ($) (2)	Severance Payment ($)	Continuation of Benefits ($)	Total ($)
Michael M. Garland, President and Chief Executive Officer
Termination without cause	—	—	2,539,046	26,307	2,565,353
Termination with good reason	—	—	2,539,046	26,307	2,565,353
Termination due to non-extension of employment term	—	—	1,269,523	13,154	1,282,677
Non-assumption of equity in connection with a Change in Control	—	630,646	—	—	630,646

Michael J. Lyon, Chief Financial Officer
Termination without cause	—	—	835,800	38,253	874,053
Termination with good reason	—	—	835,800	38,253	874,053
Termination due to non-extension of employment term	—	—	417,900	19,126	437,026
Non-assumption of equity in connection with a Change in Control	—	196,397	—	—	196,397

Hunter H. Armistead, Executive Vice President, Business Development
Termination without cause	—	—	1,020,639	38,253	1,058,892
Termination with good reason	—	—	1,020,639	38,253	1,058,892
Termination due to non-extension of employment term	—	—	510,320	19,126	529,446
Non-assumption of equity in connection with a Change in Control	—	323,747	—	—	323,747

Daniel M. Elkort, Executive Vice President and General Counsel
Termination without cause	—	—	826,456	38,253	864,709
Termination with good reason	—	—	826,456	38,253	864,709
Termination due to non-extension of employment term	—	—	413,228	19,126	432,354
Non-assumption of equity in connection with a Change in Control	—	246,963	—	—	246,963

Esben W. Pedersen, Chief Investment Officer
Termination without cause	—	—	1,169,931	38,253	1,208,184
Termination with good reason	—	—	1,169,931	38,253	1,208,184
Termination due to non-extension of employment term	—	—	584,965	19,126	604,091
Non-assumption of equity in connection with a Change in Control	—	228,245	—	—	228,245

(1)
Amount represents the intrinsic value of the acceleration of vesting of stock options under our Equity Plan. Stock options that become vested are valued based on the fair value of our Common Stock of $21.49 on December 29, 2017 less the exercise price on the date of grant or $22.00. The number of outstanding stock options subject to such acceleration can be found in the columns titled “Number of Securities Underlying Unexercised Options - Exercisable” and “Number of Securities Underlying Unexercised Options - Unexercisable” in the Outstanding Equity Awards table.

(2)
Amount represents the intrinsic value of the acceleration of vesting of restricted stock (both time-based and performance-based) under our Equity Plan. Restricted stock that become vested are valued based on the fair value of our Common Stock of $21.49 on December 29, 2017. The number of unvested restricted stock can be found in the column titled “Number of Shares of Stock That Have Not Vested” in the Outstanding Equity Awards table.

CEO Pay Ratio

The NG&C Committee reviewed a comparison of CEO pay to the pay of all active employees as of December 31, 2017, as determined in accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (the “Pay Ratio Rule”). The compensation for our CEO in 2017 was approximately 18 times the median pay of our employees. We believe this ratio to be a reasonable estimate, based upon the assumptions and adjustments described below.
Median employee total compensation:                $115,413
CEO total compensation:                        $2,116,322
Ratio of CEO to median employee total compensation:        18

Our CEO to median employee pay ratio is calculated in accordance with the Pay Ratio Rule. The methodology to determine the median employee involved examining 2017 total cash compensation consisting of base salary and cash bonus for all individuals, excluding our CEO, who were employed by us on December 31, 2017. The value of matching contributions to the Company’s 401(k) plan were included, but medical benefits were excluded, from total cash compensation. We included all active U.S. and non-U.S. employees of the company and our consolidated subsidiaries, whether employed on a full-time, part-time basis, or temporary basis. We do not have seasonal employees. Compensation was annualized for permanent employees, but not for temporary employees. Compensation at foreign subsidiaries was converted to U.S. dollars using the year-end spot rate. Target annual bonus amount was applied for 2017 new hires in order to have a consistent compensation measure. Other than discussed in the foregoing, we did not otherwise make assumptions, adjustments, or estimates with respect to either base salary or cash bonus. We believe the use of total cash compensation consisting of base salary and cash bonus for all employees is a consistently applied compensation measure because we do not broadly grant annual equity awards to employees. Because the median employee identified through application of the methodology was a new hire in 2017 with a target annual bonus for purposes of application of the methodology, we determined to substitute the next higher paid employee as the median employee who had substantially similar compensation, and was employed throughout 2017 and had received an actual determined cash bonus in 2017.

As of December 31, 2017, we had 209 active U.S. and non-U.S. employees of the company and our consolidated subsidiaries. Employees of Pattern Development 1.0 are not our employees.

The Pay Ratio Rule allows companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Employment and Severance Agreements
The named executive officers' employment agreements provide for an initial term of employment of one year and automatically renew for successive one-year periods unless either party provides a notice of non-renewal not less than 60 days prior to the next renewal date. The employment agreements also provide for a cash severance payment upon a termination by us without cause, by the named executive officer for good reason or due to a non-extension of the agreement at our election. “Cause” is defined for this purpose generally to mean (i) a material breach of the employment agreement by the named executive officer that remains uncorrected for 30 days after we provide written notice to the named executive officer, (ii) the named executive officer being the subject of an order obtained or issued by the SEC for any securities violation involving fraud, (iii) the conviction or plea of nolo contendere by the named executive officer to any felony or crime involving moral turpitude or (iv) the named executive officer’s material mismanagement in providing material services to us or our affiliates if such mismanagement is not corrected for 30 days after we provide written notice to the named executive officer. “Good reason” is defined for this purpose generally to mean (i) a material diminution in the named executive officer’s authority, title, position, duties or responsibilities, (ii) a material breach by us of our obligations to the named executive officer under the employment agreement or a material breach by us of our bylaws or certificate of incorporation, (iii) the involuntary relocation of the named executive officer’s principal place of employment to a location more than 40 miles from the current location or (iv) a diminution in the named executive officer’s base salary.

Each named executive officer’s employment agreement, other than the chief executive officer’s, provides that, in the event of a qualifying termination by us without cause or by the named executive officer for good reason, severance will be paid in a lump-sum equal to the sum of (i) 1.0 times the executive’s annual base salary and (ii) 1.8 times the executive’s average bonus amount, defined as the average of the two most recent annual bonus amounts paid to the executive. The chief executive officer’s employment agreement provides that in the event of a qualifying termination by us without cause or by the chief executive officer for good reason, his severance will be paid in a lump-sum equal to the sum of (i) 2.8 times his annual base salary and (ii) 2.8 times his average bonus amount, defined the same as in the other named executive officers’ employment agreements. In addition, each executive may be reimbursed for up to 12 months of premiums incurred to receive continued benefit coverage under the Consolidated Omnibus Budget Reconciliation Act, or “COBRA.” Severance payable under the agreements is subject to the execution and non-revocation of a general release of claims and is also conditioned on the executive’s compliance for a period of 24 months with an agreement to refrain from soliciting employees to leave their employment relationship with us. If a named executive officer’s employment is terminated due to non-extension of the executive’s employment term at our election, the executive will be entitled to receive 50% of the foregoing severance benefits.
Description of the Equity Plan
The following is a summary of the principal features of the Amended and Restated Pattern Energy Group Inc. 2013 Equity Incentive Award Plan (the "Equity Plan"). This summary does not purport to be complete and is subject to, and qualified in its entirety by, the amended and restated Equity Plan, a copy of which has been filed with the SEC.
Eligibility and Administration. Our and our subsidiaries’ employees, consultants and directors, including our named executive officers and senior managers, are eligible to receive awards under the Equity Plan. The nominating, governance and compensation committee administers the Equity Plan unless our board of directors assumes authority for administration. The nominating, governance and compensation committee is authorized to delegate its duties and responsibilities as plan administrator to subcommittees comprised of our directors and/or officers, subject to certain limitations. Our board of directors administers the Equity Plan with respect to awards to non-employee directors.
Subject to the express terms and conditions of the Equity Plan, the plan administrator has the authority to make all determinations and interpretations under the plan, prescribe all forms for use with the plan and adopt, amend and/or rescind rules for the administration of the plan. The plan administrator also sets the terms and conditions of all awards under the plan, including any vesting and vesting acceleration conditions.
Shares Available. The aggregate number of shares of Common Stock available for issuance pursuant to awards granted under the Equity Plan was originally set at 3,000,000 (representing 3.1% of the number of outstanding shares of Common Stock as of December 31, 2017), subject to adjustment as described below.
This number will also be adjusted due to the following shares of Common Stock becoming eligible to be used again for grants under the Equity Plan:

•
Shares subject to awards or portions of awards granted under the Equity Plan which are forfeited, expire or lapse for any reason, or are settled for cash without the delivery of shares, to the extent of such forfeiture, expiration, lapse or cash settlement; and

•	Shares that we repurchase prior to vesting so that such shares are returned to us.
However, shares of Common Stock which are tendered by the recipient or withheld by us in payment of an exercise price or to satisfy any tax withholding obligation shall not be added to the shares authorized for grants and will not be available for future grants of awards under the Equity Plan. Shares of Common Stock granted under the Equity Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Equity Plan. In addition, if we, or one of our subsidiaries, acquires or combines with another company that has shares available for grant pursuant to a qualifying equity plan, we may use those shares (until such date as they could not have been used under such company’s plan) to grant awards pursuant to the Equity Plan to individuals who were not providing services to us immediately prior to the acquisition or combination.
Limitation on Awards. The Equity Plan provides that:

•
The maximum number of shares with respect to one or more options and/or stock appreciation rights that may be granted during any calendar year under the Equity Plan to any one eligible individual is 975,000 (representing 1.0% of the number of outstanding shares of Common Stock as of December 31, 2017);

•
The maximum number of shares with respect to qualified performance awards granted in any calendar year to any one eligible individual is 350,000 (representing 0.4% of the number of outstanding shares of Common Stock as of December 31, 2017); and

•	The aggregate dollar value of any cash-based qualified performance award that may be paid to any one eligible individual during any one calendar year under the Equity Plan is $3,000,000.
The Equity Plan does not permit awards to be granted to our independent directors in any fiscal year having a fair value as of the date of grant (as determined in accordance with FASB ASC Topic No. 718, or any successor standard) in excess of $500,000.
In addition, the Equity Plan includes an award limit of $500,000 on annual cash amounts to independent directors, subject to discretion granted to the nominating, governance and compensation committee to go above such limit in extraordinary circumstances.
Awards. The Equity Plan provides for the grant of stock options (including non-qualified stock options, or “NQSOs,” and incentive stock options, or “ISOs”), restricted stock, dividend equivalents, stock payments, restricted stock units, or “RSUs,” performance awards, stock appreciation rights, or SARs, and other equity-based and cash-based awards, or any combination thereof. Awards under the Equity Plan will generally be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations as well as any other consequences with respect to the awards upon a termination of the applicable eligible individual’s service. Equity-based awards will generally be settled in shares of our Common Stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•
Non-qualified Stock Options. NQSOs provide for the right to purchase shares of our Common Stock at a specified price which generally, except with respect to certain substitute options granted in connection with corporate transactions, will not be less than fair market value on the date of grant. Fair market value is calculated as the closing sales price for a share of Common Stock as quoted on an established securities exchange on the grant date or the last preceding day for which such quotation exists. NQSOs may be granted for any term specified by the plan administrator that does not exceed ten years and will usually become exercisable in one or more installments after the grant date, subject to vesting conditions which may include continued employment or service with us, satisfaction of performance targets and/or other conditions, as determined by the plan administrator.

•
Incentive Stock Options. ISOs are designed in a manner intended to comply with the provisions of Section 422 of the Code, and are subject to specified restrictions contained in the Code. ISOs will have an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute ISOs granted in connection with a corporate transaction. Only employees are eligible to receive ISOs, and ISOs will not have a term of more than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions may apply to ISOs as determined by the plan administrator and may include continued employment or service with us, satisfaction of performance targets and/or other conditions.

•
Restricted Stock. Restricted stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the plan administrator. Unless the plan administrator determines otherwise, restricted stock may be forfeited for no consideration or repurchased by us if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, subject to the terms of an applicable award agreement, which may provide for dividends to be placed in escrow and not released until the restrictions are removed or expire.

•
Restricted Stock Units. RSUs may be awarded to any eligible individual, typically without payment of consideration but subject to vesting conditions based upon continued employment or service with us, satisfaction of performance criteria and/or other conditions, all as determined by the plan administrator. Like restricted stock, RSUs generally may not be sold or otherwise transferred or hypothecated until the applicable vesting conditions are removed or expire. Unlike restricted stock, shares of Common Stock underlying RSUs will not be issued until the RSUs have vested (or later, if payment is deferred), and recipients of RSUs generally have no voting or dividend rights with respect to such shares prior to the time when the applicable vesting conditions are satisfied.

•
Dividend Equivalents. Dividend equivalents represent the per share value of the dividends, if any, paid by us, calculated with reference to the number of shares of Common Stock covered by an award. Dividend equivalents may be settled in cash or shares of Common Stock and at such times as determined by the plan administrator. However, the Equity Plan provides that we will not grant dividend equivalents with respect to options or stock appreciation rights, and that no payments of dividends or dividend equivalents will be made with respect to performance awards unless and until the performance criteria are determined to be met.

•
Stock Payments. Stock payments may be authorized by the plan administrator in the form of shares of Common Stock or an option or other right to purchase shares of Common Stock as part of a deferred compensation or other arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to an employee, consultant or non-employee director.

•
Stock Appreciation Rights. SARs may be granted in connection with stock options or other awards or separately. SARs typically provide for payment to the holder based upon increases in the price of a share of Common Stock over a set exercise price. The payment amount is determined by multiplying the difference between the exercise price and the fair market value on the date of exercise by the number of shares of Common Stock with respect to which the SAR is exercised. The exercise price of any SAR granted under the Equity Plan generally, except with respect to certain substitute SARs granted in connection with a corporate transaction, will be at least 100% of the fair market value of the underlying shares of Common Stock on the date of grant. The term of a SAR may not be longer than ten years. There are no restrictions specified in the Equity Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the plan administrator in the SAR award agreement. SARs granted under the Equity Plan may be settled in cash or shares of Common Stock, or in a combination of both, at the election of the plan administrator. Vesting conditions may apply to SARs as determined by the plan administrator and may include continued employment or service with us, satisfaction of performance goals and/or other conditions.

•
Performance Awards. Performance awards may be granted by the plan administrator on an individual or group basis. Generally, these awards will consist of bonuses based upon attainment of specific performance targets and may be paid in cash, shares of Common Stock, or a combination thereof. Performance awards may also include “phantom” stock awards that provide for payments based upon the value of shares of our Common Stock.

With respect to any award intended to be a qualified performance award under Section 162(m) of the Code, the performance criteria that shall be used to establish performance goals will be selected from the following:

▪	net earnings or loss (either before or after one or more of interest, taxes, depreciation and amortization);

▪	adjusted earnings or loss (either before or after one or more of interest, taxes, depreciation and amortization);

▪	gross or net sales or revenue;

▪	net income or loss (either before or after taxes);

▪	adjusted net income;

▪	operating earnings or profit;

▪	cash flow (including, but not limited to, operating cash flow and cash available for distribution);

▪	return on assets, return on capital, or return on stockholders’ equity, any of which may be based on measures of earnings or cash flow;

▪	total stockholder return;

▪	return on sales;

▪	gross or net profit or operating margin;

▪	costs;

▪	funds from operations;

▪	expenses;

▪	working capital;

▪	earnings per share;

▪	adjusted earnings per share;

▪	price per share of Common Stock;

▪	implementation or completion of critical projects;

▪	market share;

▪	economic value;

▪	comparisons with various stock market indices;

▪	debt reduction;

▪	stockholder equity;

▪	operating efficiency;

▪	customer satisfaction and/or growth;

▪	employee satisfaction;

▪	project and development achievements;

▪	financial ratios;

▪	financing and other capital raising transactions;

▪	implementation, completion or attainment of measurable objectives;

▪	recruiting and maintaining personnel;

▪	year-end cash;

▪	electricity production or volume sold;

▪	safety measures such as lost time accidents or OSHA recordable accidents;

▪	operating measures such as site availability; and

▪	environmental or regulatory measures such as number of notices of violations.
Performance criteria that are financial metrics may be determined in accordance with U.S. GAAP or financial metrics that are based on, or able to be derived from U.S. GAAP, or may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under U.S. GAAP.
With respect to any award not intended to be a qualified performance award under Section 162(m) of the Code, the plan administrator may select alternative performance criteria.
The plan administrator may, in its sole discretion, adjust the performance criteria for any performance period for such factors as the plan administrator may determine, including (among others) in recognition of, changes in applicable law or applicable accounting standards, restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring charges or events, in any event subject to Section 162(m) of the Code with respect to a qualified performance award.
Certain Transactions. The plan administrator has broad discretion to equitably adjust the provisions of the Equity Plan and the terms and conditions of existing and future awards, including with respect to aggregate number and type of shares subject to the Equity Plan and awards granted pursuant to the Equity Plan, to prevent the dilution or enlargement of intended benefits and/or facilitate necessary or desirable changes in the event of certain transactions and events affecting shares of our Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In the case of certain events or changes in capitalization that constitute “equity restructurings,” equitable adjustments will be non-discretionary. In the event of a change in control where the acquirer does not assume or replace awards granted under the Equity Plan, such awards will be subject to accelerated vesting so that 100% of such awards will become vested and exercisable or payable, as applicable, prior to the consummation of the change in control transaction and, if not exercised or paid, will terminate upon consummation of the transaction. The plan administrator may also provide for the acceleration, cash-out, termination, assumption, substitution or conversion of awards in the event of a change in control or certain other unusual or nonrecurring events or transactions. A “change in control” is defined in the Equity Plan to mean (i) the acquisition by a person or group of more than 50% of the total combined voting power of our outstanding securities, (ii) during any consecutive two-year period, the replacement of a majority of our incumbent directors with directors whose election was not supported by at least two-thirds of our incumbent directors, (iii) a merger, consolidation, reorganization or business combination or the sale of substantially all of our assets, in each case, other than a transaction which results in our voting securities before such transaction continuing to represent or being converted into a majority of the voting securities of the surviving entity and after which no person or group owns a majority of the combined voting power of the surviving entity or (iv) where our stockholders approve a liquidation or dissolution of the company.
Transferability, Repricing and Participant Payments. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Equity Plan are generally non-transferable and are exercisable only by the participant. The price per share of a stock option or SAR may not be decreased and an underwater stock option or SAR may not be replaced or cashed out without stockholder approval. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Equity Plan, the plan administrator may, in its discretion, accept cash or check, shares of Common Stock that meet specified conditions, a “market sell order” (or other cashless broker-assisted transaction) or such other consideration as it deems suitable.
Amendment and Termination. Our board of directors may terminate, amend or modify the Equity Plan at any time and from time to time. However, we must generally obtain stockholder approval to increase the number of shares of Common Stock available under the Equity Plan (other than in connection with certain corporate events, as described above), extend the term of a stock option held by an insider (as such term is defined under Canadian securities laws), an amendment to the amendment provision, or to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). As our Equity Plan does not limit the participation of eligible insiders (as defined under Canadian securities laws), the rules of certain stock exchanges provide that the votes attached to shares held by insiders eligible to participate in our Equity Plan must be excluded from voting on certain matters relating to our Equity Plan which require stockholder approval under such rules.

Termination of Employment. The consequences of the termination of a participant’s employment, membership on our board of directors or other service arrangement will generally be determined by the plan administrator in the terms of the relevant award agreement.
Expiration Date. The Equity Plan will expire on, and no option or other award may be granted pursuant to the Equity Plan after, the tenth anniversary of the date the Equity Plan was adopted by our board of directors. Any award that is outstanding on the expiration date of the Equity Plan will remain in force according to the terms of the Equity Plan and the applicable award agreement.

2017 Amendments

In 2017, amendments were made to the Equity Plan following stockholder approval at our annual stockholder meeting held on June 1, 2017. These amendments included:

•	the limitations on awards described in the first three bullet points under the heading “- Limitation on Awards,” above;

•	the award limit of $500,000 on annual cash amounts to independent directors, described under the heading “- Limitation on Awards,” above;

•
adding a provision stating that we will not grant dividend equivalents with respect to options or stock appreciation rights, and that no payments of dividends or dividend equivalents will be made with respect to performance awards until the performance criteria are met; and

•	adding the provisions relating to performance awards, including the list of performance criteria, described under the heading “- Awards - Performance Awards,” above.
Awards Under the Equity Plan
As of December 31, 2017, assuming the issuance of all shares of Common Stock issuable under outstanding options, restricted stock units or other entitlements to acquire shares, a total of 1,569,169 shares of Common Stock remained available for issuance under the Equity Plan, representing 1.6% of our issued and outstanding shares as at such date. As at December 31, 2017, we had outstanding 410,476 restricted stock awards that remain subject to time vesting, performance vesting or other vesting conditions, representing 0.4% of our issued and outstanding shares as at such date. As at December 31, 2017, there were 411,323 options (with a weighted average exercise price of $22.00 and a weighted average remaining contractual life of 5.7 years) and 84,747 restricted stock units or other entitlements to acquire shares of Common Stock outstanding under the Equity Plan, representing 0.5% of our issued and outstanding shares as at such date.
Equity Plan Annual Burn Rate

The following table sets forth the annual “burn rate” of the Equity Plan for our three most recently completed fiscal years, calculated as described below:

	Year ended December 31,
	2017	2016	2015
Burn Rate(1)	0.3%	0.4%	0.3%

(1)
The above burn rates have been calculated as the number of awards granted in a fiscal year, expressed as a percentage of the weighted average number of shares of Common Stock outstanding for the applicable fiscal year as shown in our consolidated financial statements.

Description of Incentive Bonus Plan

We provide annual cash incentives to our named executive officers and other key employees under our Incentive Bonus Plan (the “Incentive Plan”), which our board of directors adopted prior to our initial public offering. The Company may continue to use the Incentive Plan or it may issue cash performance awards under the Amended and Restated 2013 Equity Incentive Award Plan (described above).

The Incentive Plan is administered by our board of directors or our nominating, governance and compensation committee, or authority under the Incentive Plan may be delegated to any duly constituted subcommittees. The plan administrator is authorized to establish the performance objective or objectives that must be satisfied in order for a participant to receive an award under the Incentive Plan or to make discretionary payments from the plan. The plan administrator is authorized to exclude any or all extraordinary, unusual or non-recurring items and the cumulative effects of accounting changes from performance objectives for a performance period and also to adjust performance objectives in its discretion.

Payment of awards are made as soon as practicable after the plan administrator determines that one or more of the applicable performance criteria have been attained or determines the payable amount of an award. The plan administrator determines whether an award will be paid in cash, stock (including restricted stock or RSUs) or other awards under the Equity Plan, or in a combination of cash, stock and other awards, and is authorized to impose whatever additional conditions on such shares or other awards as it deems appropriate, including conditioning the vesting of such shares or other awards on the performance of additional service.

Unless otherwise determined by the plan administrator in its discretion, any participant whose employment terminates forfeits all rights to any and all unpaid awards under the Incentive Plan. For a discussion of the treatment of awards held by our named executive officers following a termination of employment or change in control under the Equity Plan, refer to “Potential Payments Upon Termination and Change in Control” above.

Other
We do not have a pension plan or a non-qualified deferred compensation plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth information with respect to all of our equity compensation plans as of December 31, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	496,070	(1)	$22.00	1,569,169
Equity compensation plans not approved by security holders	—		—	—
Total	496,070		$22.00	1,569,169

(1)    Does not include outstanding restricted stock awards because those are shares outstanding.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit and Non-Audit Fees
The following table represents aggregate fees billed or to be billed to the Company for the fiscal years ended December 31, 2017 and December 31, 2016 by Ernst & Young LLP, our principal independent registered public accounting firm, all of which were approved by the audit committee.

	Year ended December 31,
(in thousands)	2017	2016
Audit fees (1)	$7,415	$7,205
Audit-related fees (2)	83	82
Tax fees (3)	38	34
All other fees	—	—
Total	$7,536	$7,321

(1)
Audit fees consist of fees for professional services rendered for the audit of the Company's and various subsidiaries' financial statements, the reviews of the quarterly financial statements, the audit of the effectiveness of internal control over financial reporting, and services normally provided by the independent auditor in connection with statutory and regulatory filings with the SEC. This category also includes standalone project-level audits required by certain financial institutions, the issuance of comfort letters and consents in connection with debt and equity offerings, and consultation and advice on audit and accounting matters that arose during, or as a result of, the audit or review of interim financial statements.

(2)
Audit-related fees consist of assurance and related services provided by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements, and are not included in the fees reported in the table above under “Audit fees.”

(3)	Tax fees consist of tax services provided by Ernst & Young LLP with respect to tax consulting.

Pre-approval Policies and Procedures
The audit committee’s policy is to pre-approve all audit and allowable non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The audit committee pre-approves specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the audit committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The audit committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence. The audit committee may delegate pre-approval authority for allowable non-audit services to a member of the audit committee. The decisions of any member of the audit committee to whom this authority has been delegated must be presented to the full audit committee at its next scheduled audit committee meeting. In 2017, such pre-approval authority for allowable non-audit services had been delegated to the chair.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS (1)

The Audit Committee operates under a written charter adopted by the Board that outlines its responsibilities and the practices it follows. The Audit Committee charter can be found on the Company’s investor relations website at investors.patternenergy.com under "Invest - Governance." The Audit Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board to reflect the evolving role of the Audit Committee.

The Audit Committee, among other things, represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements.

The Audit Committee is composed of non-employee directors who meet the definition of independence for audit committee members of both Securities Exchange Act Rule 10A-3 and the NASDAQ listing standards. Mr. Alan Batkin and Ms. Patricia Newson are designated as “audit committee financial experts” under the SEC rules. In 2017, the Audit Committee held seven meetings.

Oversight of Independent Auditors

The Audit Committee is responsible for the appointment, compensation and oversight of the external auditor. Ernst & Young LLP was appointed as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2017. Such firm has served as independent auditor of the Company’s financial statements since 2012. The Audit Committee is involved in the selection of the lead engagement partner, and the person in such role as of March 1, 2018, the date of such firm's report on the Company's 2017 financial statements, has served in such capacity since the Company's fiscal 2014.

The Audit Committee annually evaluates the performance of the independent auditors, including the senior audit engagement team, and determines whether to reengage the current independent auditors or consider other audit firms. Factors considered by the Audit Committee in deciding whether to retain include:

•Capabilities in each of the geographic areas in which the Company conducts operations;
•Technical expertise and knowledge of the Company’s operations and industry;
•The quality and candor of communications with the Audit Committee and management;
•Independence, including non-audit services provided and fees paid;

•
The quality and efficiency of the services provided, including input from management on performance and how effectively such independent auditor demonstrated its independent judgment, objectivity and professional skepticism;

•	External data on audit quality and performance, including recent reports issued by the Public Company Accounting Oversight Board (“PCAOB”) on the independent auditor and its peer firms; and

•	Appropriateness of fees, tenure as independent auditors, including the benefits of a longer tenure, and the controls and processes in place that help ensure continued independence.

The Audit Committee approves the compensation of the independent auditor, and has ultimate authority and responsibility to approve all audit and related engagement terms and fees. Aggregate fees billed by the independent auditor to the Company for the fiscal years ended December 31, 2017 and December 31, 2016 were $7.5 million and $7.3 million, respectively, all of which were approved by the Audit Committee. Principal factors for the year over year increase in fees were related to additional workload associated with the remediation efforts of the Company’s material weaknesses and additional transaction activity in 2017 compared to 2016.

The Audit Committee is in the process of considering the advantages and disadvantages of external audit firm rotation and believes it will conclude on such matter during the second quarter on 2018.

__________________
(1)    The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Pattern Energy Group Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Review of Audited Financial Statements for the Fiscal Year Ended December 31, 2017

The Audit Committee has reviewed and discussed with the Company’s management the audited consolidated financial statements for the fiscal year ended December 31, 2017.

The Audit Committee has discussed with the independent auditor the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the PCAOB.

The Audit Committee has also received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence and the Audit Committee has discussed independence with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K, for the fiscal year ended December 31, 2017, for filing with the U.S. Securities and Exchange Commission.

Dated April 20, 2018
Submitted by:
Alan Batkin, Interim Chair
Patricia Bellinger
Douglas Hall
Patricia Newson

PROPOSAL 1
ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors, each of whom shall hold office for a term of one year or until his/her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation, or removal. Directors are elected at each annual meeting of the Company by a plurality of the votes properly cast in person or by proxy. The seven nominees for director receiving the highest number of votes “for” will be elected. Broker non-votes and abstentions will have no effect. The board of directors has adopted a majority voting policy pursuant to which if a nominee fails to receive “for” votes in an amount that exceeds the “against” and/or “withheld” votes in an election that is not a contested election, the nominating, governance and compensation committee shall make a recommendation to the board of directors as to whether to accept or reject the resignation of such director, and the board will determine whether to accept or reject such resignation. See “Board of Directors and Corporate Governance - Majority Voting Policy.”
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “for” the election of all nominees for director. However, if you are not a record holder such that you are the beneficial owner of the shares, which means that your shares are held by a brokerage firm, bank, dealer, or other similar organization as your nominee, your shares will not be voted for the election of directors unless you have provided voting instructions to your nominee.
If any director nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current board of directors, if any. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
Nominees for Directors

Name	Positions and Offices Held With the Company
Alan R. Batkin	Director, Chairman
Patricia S. Bellinger	Director
The Lord Browne of Madingley	Director
Michael M. Garland	Director, Chief Executive Officer and President
Douglas G. Hall	Director
Michael B. Hoffman	Director
Patricia M. Newson	Director

We have determined that each of these director nominees possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of the board. Other specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted above.
The Board of Directors Recommends
a Vote “FOR” the Nominees for Directors:

Alan R. Batkin, Patricia S. Bellinger, The Lord Browne of Madingley,
Michael M. Garland, Douglas G. Hall, Michael B. Hoffman, Patricia M. Newson

PROPOSAL 2
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As described in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” our executive compensation programs are designed and individually tailored to attract, motivate, and retain our named executive officers, each of whom is critical to our success. The components of our executive compensation programs encourage performance in support of our organizational strategy, and reward our named executive officers based on Company performance and the objective and subjective evaluation of individual performance. Our equity plans are intended to align compensation with the long-term interests of our stockholders. Please read the “Compensation Discussion and Analysis” and “Executive Compensation” for additional details about our executive compensation programs and information about the fiscal 2017 compensation of our named executive officers. The board of directors and the nominating, governance and compensation committee believe that the policies and procedures described and explained in “Compensation Discussion and Analysis” and “Executive Compensation” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to our recent and long-term success.
Accordingly, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement by voting “FOR” the adoption of the following resolution:
“RESOLVED, that the compensation paid to the named executive officers of Pattern Energy Group Inc., as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”
This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. While this advisory vote on executive compensation is non-binding, the board of directors and the nominating, governance and compensation committee will carefully assess the voting results and may consult directly with stockholders to better understand any issues or concerns raised through the stockholder vote.
The advisory vote to approve executive compensation requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting in person or by proxy.

The Board of Directors Recommends a Vote “FOR” Approval
on an Advisory Basis of Our Executive Compensation.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in Next Year’s Proxy Materials

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2019 annual meeting of stockholders must be received no later than December 25, 2018. In addition, all proposals will need to comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the attention of our Corporate Secretary, at Pattern Energy Group Inc., Pier 1, Bay 3, San Francisco, CA 94111, or by facsimile at 415-362-7900.

Director Nominations or Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Notice of any director nomination or other proposal that you intend to present at the 2019 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2019 annual meeting of stockholders, must be delivered to, or mailed and received by, our Corporate Secretary, at Pattern Energy Group Inc., Pier 1, Bay 3, San Francisco, CA 94111, or by facsimile at 415-362-7900 not earlier than the close of business on February 6, 2019 and not later than the close of business on March 8, 2019. However, if the date of the 2019 annual meeting of stockholders is advanced more than 30 days prior to the first anniversary of the 2018 Annual Meeting or delayed more than 70 days after such anniversary date, then such notice must be received by us no earlier than 120 days prior to the date of the 2019 annual meeting of stockholders and no later than the later of 90 days prior to the date of the 2019 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the meeting was first made by us. In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2019 annual meeting of stockholders. Copies of the provisions of our bylaws applicable to stockholder nominations and proposals will be forwarded to any stockholder upon written request.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 6, 2018

The proxy statement and annual report on Form 10-K are available at www.edocumentview.com/PEGI.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Name:	Kim H. Liou
Title:	Corporate Secretary
April 20, 2018

Exhibit A
The following tables reconcile non-GAAP net cash provided by operating activities to cash available for distribution and net loss to Adjusted EBITDA, respectively, for the periods presented (in thousands):

	For the year ended December 31,
	2017	2016
Net cash provided by operating activities	$217,613	$163,664
Changes in operating assets and liabilities	(31,568)	(11,000)
Network upgrade reimbursement	9,282	4,821
Release of restricted cash to fund project and general and administrative costs	7,239	640
Operations and maintenance capital expenditures	(783)	(1,017)
Distributions from unconsolidated investments	13,358	41,698
Other	2,182	(302)
Less:
Distributions to noncontrolling interests	(20,250)	(17,896)
Principal payments paid from operating cash flows	(51,278)	(47,634)
Cash available for distribution	$145,795	$132,974

	For the year ended December 31,
	2017	2016
Net loss	$(82,410)	$(52,299)
Plus:
Interest expense, net of interest income	100,687	76,598
Tax provision	11,734	8,679
Depreciation, amortization and accretion	215,492	184,002
EBITDA	$245,503	$216,980
Unrealized loss on energy derivative (1)	14,045	22,767
Loss on derivatives	9,787	3,324
Early extinguishment of debt	8,643	—
Other	—	326
Adjustments from unconsolidated investments (2)	—	(659)
Plus, proportionate share from equity accounted investments:
Interest expense, net of interest income	39,240	32,103
Depreciation, amortization and accretion	35,311	27,763
(Gain) loss on derivatives	(8,829)	1,552
Adjusted EBITDA	$343,700	$304,156

(1)	Amount is included in electricity sales on the consolidated statements of operations.

(2)	Adjustments for the year ended December 31, 2016, consist of $19.9 million gains on distributions from unconsolidated investments and $(19.2) million of suspended equity earnings.

Pattern

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 6, 2018.

Vote by Internet

- Go to **www.envisionreports.com/PEGI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Alan Batkin	☐	☐	☐	02 - Patricia Bellinger	☐	☐	☐	03 - The Lord Browne of Madingley	☐	☐	☐
04 - Michael Garland	☐	☐	☐	05 - Douglas Hall	☐	☐	☐	06 - Michael Hoffman	☐	☐	☐
07 - Patricia Newson	☐	☐	☐								

	For	Against	Abstain
2. An advisory vote to approve executive compensation.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

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Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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2018 Annual Meeting of
Pattern Energy Group Inc. Stockholders
Wednesday, June 6, 2018, 8:00 a.m. Local Time
Offices of Pattern Energy Group Inc.
Embarcadero Center 3, Promenade Level, San Francisco CA 94111

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Pattern

Notice of 2018 Annual Meeting of Stockholders

Offices of Pattern Energy Group Inc., at Embarcadero Center 3, Promenade Level, San Francisco CA 94111
Proxy Solicited by Board of Directors for Annual Meeting - June 6, 2018

Alan Batkin, or failing him, Michael Garland, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Pattern Energy Group Inc. to be held on June 6, 2018, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)